UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934

(Amendment No. 4)

AMC Networks Inc.

(Name of Issuer)

Class A Common Stock, par value $.01 per share

(Title of Class of Securities)

00164V 103

(CUSIP Number)

Richard D. Bohm

Debevoise & Plimpton LLP

919 Third Avenue

New York, NY 10022

212-909-6000

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

December 13, 2012

(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box.  ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Section 240.13d-7 for other parties to whom copies are to be sent.

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 00164V 103

1.	Name of Reporting Person Charles F. Dolan, individually and as Trustee of the Charles F. Dolan 2011 Grantor Retained Annuity Trust #1A and the Charles F. Dolan 2009 Revocable Trust
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds 00 – See Item 3 of Statement
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization U.S.A.
Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 827,151
	8.	Shared Voting Power 5,211,057
	9.	Sole Dispositive Power 827,151
	10.	Shared Dispositive Power 5,211,057
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 6,038,208
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☒*
13.	Percent of Class Represented by Amount in Row (11) 9.2%
14.	Type of Reporting Person IN

*	Excludes 6,233,131 shares of AMC Networks Inc. Class A Common Stock, par value $0.01 per share (“Class A Common Stock”), issuable upon conversion of an equal number of shares of AMC Networks Inc. Class B Common Stock, par value $0.01 per share (“Class B Common Stock”), held by other Reporting Persons hereto as to which Charles F. Dolan disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

CUSIP NO. 00164V 103

1.	Name of Reporting Person Helen A. Dolan, individually and as Trustee of the Helen A. Dolan 2011 Grantor Retained Annuity Trust #1A and the Helen A. Dolan 2009 Revocable Trust
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds 00 – See Item 3 of Statement
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization U.S.A.
Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 479,164
	8.	Shared Voting Power 5,559,044
	9.	Sole Dispositive Power 479,164
	10.	Shared Dispositive Power 5,559,044
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 6,038,208
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☒*
13.	Percent of Class Represented by Amount in Row (11) 9.2%
14.	Type of Reporting Person IN

*	Excludes 6,233,131 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by other Reporting Persons hereto as to which Helen A. Dolan disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

CUSIP NO. 00164V 103

1.	Name of Reporting Person James L. Dolan
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds 00 – See Item 3 of Statement
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization U.S.A.
Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 368,754
	8.	Shared Voting Power 977,139
	9.	Sole Dispositive Power 368,754
	10.	Shared Dispositive Power 977,139
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,345,893
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☒*
13.	Percent of Class Represented by Amount in Row (11) 2.2%
14.	Type of Reporting Person IN

*	Excludes 10,694,921 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by other Reporting Persons hereto as to which James L. Dolan disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

CUSIP NO. 00164V 103

1.	Name of Reporting Person Thomas C. Dolan
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds 00 – See Item 3 of Statement
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization U.S.A.
Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 49,542
	8.	Shared Voting Power 966,844
	9.	Sole Dispositive Power 49,542
	10.	Shared Dispositive Power 966,844
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,016,386
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☒*
13.	Percent of Class Represented by Amount in Row (11) 1.7%
14.	Type of Reporting Person IN

*	Excludes 10,828,379 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by other Reporting Persons hereto as to which Thomas C. Dolan disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

CUSIP NO. 00164V 103

1.	Name of Reporting Person Patrick F. Dolan
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds 00 – See Item 3 of Statement
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization U.S.A.
Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 37,562
	8.	Shared Voting Power 1,040,761
	9.	Sole Dispositive Power 37,562
	10.	Shared Dispositive Power 1,040,761
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,078,323
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☒*
13.	Percent of Class Represented by Amount in Row (11) 1.8%
14.	Type of Reporting Person IN

*	Excludes 10,771,917 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by other Reporting Persons hereto as to which Patrick F. Dolan disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

CUSIP NO. 00164V 103

1.	Name of Reporting Person Kathleen M. Dolan, individually and as Trustee of the Ryan Dolan 1989 Trust and the Tara Dolan 1989 Trust and as a Trustee of each of the Charles F. Dolan Children Trusts
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds 00 – See Item 3 of Statement
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization U.S.A.
Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 39,313
	8.	Shared Voting Power 5,839,883
	9.	Sole Dispositive Power 39,313
	10.	Shared Dispositive Power 5,839,883
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,879,196
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☒*
13.	Percent of Class Represented by Amount in Row (11) 8.9%
14.	Type of Reporting Person IN

*	Excludes 434,274 Shares of Class A Common Stock beneficially owned by Dolan Children’s Foundation as to which the Reporting Person serves as a director and 6,180,960 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by other Reporting Persons hereto as to which Kathleen M. Dolan disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

CUSIP NO. 00164V 103

1.	Name of Reporting Person Marianne E. Dolan Weber
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds 00 – See Item 3 of Statement
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization U.S.A.
Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 11,509
	8.	Shared Voting Power 1,038,626
	9.	Sole Dispositive Power 11,509
	10.	Shared Dispositive Power 1,038,626
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,050,135
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☒*
13.	Percent of Class Represented by Amount in Row (11) 1.7%
14.	Type of Reporting Person IN

*	Excludes 434,274 Shares of Class A Common Stock beneficially owned by Dolan Children’s Foundation as to which the Reporting Person serves as a director and 10,785,287 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by other Reporting Persons hereto as to which Marianne Dolan Weber disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

CUSIP NO. 00164V 103

1.	Name of Reporting Person Deborah A. Dolan-Sweeney, individually and as Trustee of the Marianne E. Dolan Weber 2012 Descendants Trust and the Patrick F. Dolan 2012 Descendants Trust
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds 00 – See Item 3 of Statement
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization U.S.A.
Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 207,635
	8.	Shared Voting Power 1,204,739
	9.	Sole Dispositive Power 207,635
	10.	Shared Dispositive Power 1,204,739
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,412,374
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☒*
13.	Percent of Class Represented by Amount in Row (11) 2.3%
14.	Type of Reporting Person IN

*	Excludes 434,274 Shares of Class A Common Stock beneficially owned by Dolan Children’s Foundation as to which the Reporting Person serves as a director and 10,460,147 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by other Reporting Persons hereto as to which Deborah A. Dolan-Sweeney disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

CUSIP NO. 00164V 103

1.	Name of Reporting Person Lawrence J. Dolan, as a Trustee of each of the Charles F. Dolan 2009 Family Trusts, each of the CFD 2010 Grandchildren Trusts and the Charles F. Dolan 2012 Descendants Trust
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds 00 – See Item 3 of Statement
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization U.S.A.
Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 4,436,856
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 4,436,856
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,436,856
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☒*
13.	Percent of Class Represented by Amount in Row (11) 6.9%
14.	Type of Reporting Person IN

*	Excludes 7,349,852 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by other Reporting Persons hereto as to which Lawrence J. Dolan disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

CUSIP NO. 00164V 103

1.	Name of Reporting Person David M. Dolan, as a Trustee of each of the Charles F. Dolan 2009 Family Trusts, each of the CFD 2010 Grandchildren Trusts and the Charles F. Dolan 2012 Descendants Trust
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds 00 – See Item 3 of Statement
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization U.S.A.
Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 302,176
	8.	Shared Voting Power 4,442,868
	9.	Sole Dispositive Power 302,176
	10.	Shared Dispositive Power 4,442,868
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,745,044
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☒*
13.	Percent of Class Represented by Amount in Row (11) 7.4%
14.	Type of Reporting Person IN

*	Excludes 7,349,852 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by other Reporting Persons hereto as to which David M. Dolan disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

CUSIP NO. 00164V 103

1.

Name of Reporting Person

Paul J. Dolan, as a Trustee of the Charles F. Dolan Children Trust FBO Kathleen M. Dolan, the Charles F. Dolan Children Trust FBO James L. Dolan and the Kathleen M. Dolan 2012 Descendants Trust

2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds 00 – See Item 3 of Statement
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization U.S.A.
Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 96,550
	8.	Shared Voting Power 2,039,556
	9.	Sole Dispositive Power 96,550
	10.	Shared Dispositive Power 2,039,556
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,136,106
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☒*
13.	Percent of Class Represented by Amount in Row (11) 3.5%
14.	Type of Reporting Person IN

*	Excludes 9,838,509 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by other Reporting Persons hereto as to which Paul J. Dolan disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

CUSIP NO. 00164V 103

1.	Name of Reporting Person Matthew J. Dolan, as a Trustee of the Charles F. Dolan Children Trust FBO Marianne Dolan Weber and the Charles F. Dolan Children Trust FBO Thomas C. Dolan
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds 00 – See Item 3 of Statement
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization U.S.A.
Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 3,137
	8.	Shared Voting Power 1,905,510
	9.	Sole Dispositive Power 3,137
	10.	Shared Dispositive Power 1,905,510
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,908,647
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☒*
13.	Percent of Class Represented by Amount in Row (11) 3.1%
14.	Type of Reporting Person IN

*	Excludes 9,966,648 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by other Reporting Persons hereto as to which Matthew J. Dolan disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

CUSIP NO. 00164V 103

1.

Name of Reporting Person

Mary S. Dolan, as a Trustee of the Charles F. Dolan Children Trust FBO Deborah Dolan-Sweeney, the Charles F. Dolan Children Trust FBO Patrick F. Dolan and the Kathleen M. Dolan 2012 Descendants Trust

2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds 00 – See Item 3 of Statement
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization U.S.A.
Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 6,810
	8.	Shared Voting Power 2,008,943
	9.	Sole Dispositive Power 6,810
	10.	Shared Dispositive Power 2,008,943
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,015,753
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☒*
13.	Percent of Class Represented by Amount in Row (11) 3.3%
14.	Type of Reporting Person IN

*	Excludes 9,879,452 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by other Reporting Persons hereto as to which Mary S. Dolan disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

CUSIP NO. 00164V 103

1.	Name of Reporting Person Brian G. Sweeney, as Trustee of the Deborah A. Dolan-Sweeney 2012 Descendants Trust
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds 00 – See Item 3 of Statement
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization U.S.A.
Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 237,894
	8.	Shared Voting Power 1,174,480
	9.	Sole Dispositive Power 237,894
	10.	Shared Dispositive Power 1,174,480
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,412,374
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☒*
13.	Percent of Class Represented by Amount in Row (11) 2.3%
14.	Type of Reporting Person IN

*	Excludes 10,460,147 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by other Reporting Persons hereto as to which Brian G. Sweeney disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

CUSIP NO. 00164V 103

1.	Name of Reporting Person Charles F. Dolan Children Trust FBO James L. Dolan
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds 00 – See Item 3 of Statement
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization U.S.A.
Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 966,844
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 966,844
	10.	Shared Dispositive Power 0
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 966,844
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☒*
13.	Percent of Class Represented by Amount in Row (11) 1.6%
14.	Type of Reporting Person OO

*	Excludes 10,857,450 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by other Reporting Persons hereto as to which the Charles F. Dolan Children Trust FBO James L. Dolan disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

CUSIP NO. 00164V 103

1.	Name of Reporting Person Charles F. Dolan Children Trust FBO Thomas C. Dolan
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds 00 – See Item 3 of Statement
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization U.S.A.
Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 966,844
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 966,844
	10.	Shared Dispositive Power 0
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 966,844
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☒*
13.	Percent of Class Represented by Amount in Row (11) 1.6%
14.	Type of Reporting Person OO

*	Excludes 10,857,450 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by other Reporting Persons hereto as to which the Charles F. Dolan Children Trust FBO Thomas C. Dolan disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

CUSIP NO. 00164V 103

1.	Name of Reporting Person Charles F. Dolan Children Trust FBO Patrick F. Dolan
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds 00 – See Item 3 of Statement
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization U.S.A.
Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 933,879
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 933,879
	10.	Shared Dispositive Power 0
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 933,879
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☒*
13.	Percent of Class Represented by Amount in Row (11) 1.5%
14.	Type of Reporting Person OO

*	Excludes 10,898,393 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by other Reporting Persons hereto as to which the Charles F. Dolan Children Trust FBO Patrick F. Dolan disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

CUSIP NO. 00164V 103

1.	Name of Reporting Person Charles F. Dolan Children Trust FBO Kathleen M. Dolan
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds 00 – See Item 3 of Statement
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization U.S.A.
Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 966,845
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 966,845
	10.	Shared Dispositive Power 0
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 966,845
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☒*
13.	Percent of Class Represented by Amount in Row (11) 1.6%
14.	Type of Reporting Person OO

*	Excludes 10,865,427 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by other Reporting Persons hereto as to which the Charles F. Dolan Children Trust FBO Kathleen M. Dolan disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

CUSIP NO. 00164V 103

1.	Name of Reporting Person Charles F. Dolan Children Trust FBO Marianne Dolan Weber
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds 00 – See Item 3 of Statement
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization U.S.A.
Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 938,666
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 938,666
	10.	Shared Dispositive Power 0
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 938,666
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☒*
13.	Percent of Class Represented by Amount in Row (11) 1.5%
14.	Type of Reporting Person OO

*	Excludes 10,893,606 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by other Reporting Persons hereto as to which the Charles F. Dolan Children Trust FBO Marianne Dolan Weber disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

CUSIP NO. 00164V 103

1.	Name of Reporting Person Charles F. Dolan Children Trust FBO Deborah Dolan-Sweeney
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds 00 – See Item 3 of Statement
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization U.S.A.
Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 966,845
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 966,845
	10.	Shared Dispositive Power 0
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 966,845
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☒*
13.	Percent of Class Represented by Amount in Row (11) 1.6%
14.	Type of Reporting Person OO

*	Excludes 10,865,427 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by other Reporting Persons hereto as to which the Charles F. Dolan Children Trust FBO Deborah Dolan-Sweeney disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

CUSIP NO. 00164V 103

1.	Name of Reporting Person CFD 2009 Family Trust FBO James L. Dolan
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds 00 – See Item 3 of Statement
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization U.S.A.
Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 828,245
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 828,245
	10.	Shared Dispositive Power 0
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 828,245
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☒*
13.	Percent of Class Represented by Amount in Row (11) 1.4%
14.	Type of Reporting Person OO

*	Excludes 10,956,163 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by other Reporting Persons hereto as to which the Charles F. Dolan 2009 Family Trust FBO James L. Dolan disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

CUSIP NO. 00164V 103

1.	Name of Reporting Person CFD 2009 Family Trust FBO Thomas C. Dolan
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds 00 – See Item 3 of Statement
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization U.S.A.
Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 862,306
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 862,306
	10.	Shared Dispositive Power 0
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 862,306
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☒*
13.	Percent of Class Represented by Amount in Row (11) 1.4%
14.	Type of Reporting Person OO

*	Excludes 10,922,102 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by other Reporting Persons hereto as to which the Charles F. Dolan 2009 Family Trust FBO Thomas C. Dolan disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

CUSIP NO. 00164V 103

1.	Name of Reporting Person CFD 2009 Family Trust FBO Patrick F. Dolan
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds 00 – See Item 3 of Statement
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization U.S.A.
Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 302,971
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 302,971
	10.	Shared Dispositive Power 0
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 302,971
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☒*
13.	Percent of Class Represented by Amount in Row (11) 0.5%
14.	Type of Reporting Person OO

*	Excludes 11,481,437 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by other Reporting Persons hereto as to which the Charles F. Dolan 2009 Family Trust FBO Patrick F. Dolan disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

CUSIP NO. 00164V 103

1.	Name of Reporting Person CFD 2009 Family Trust FBO Kathleen M. Dolan
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds 00 – See Item 3 of Statement
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization U.S.A.
Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 312,043
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 312,043
	10.	Shared Dispositive Power 0
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 312,043
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☒*
13.	Percent of Class Represented by Amount in Row (11) 0.5%
14.	Type of Reporting Person OO

*	Excludes 11,472,365 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by other Reporting Persons hereto as to which the Charles F. Dolan 2009 Family Trust FBO Kathleen M. Dolan disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

CUSIP NO. 00164V 103

1.	Name of Reporting Person CFD 2009 Family Trust FBO Marianne E. Dolan Weber
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds 00 – See Item 3 of Statement
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization U.S.A.
Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 375,043
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 375,043
	10.	Shared Dispositive Power 0
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 375,043
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☒*
13.	Percent of Class Represented by Amount in Row (11) 0.6%
14.	Type of Reporting Person OO

*	Excludes 11,409,365 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by other Reporting Persons hereto as to which the Charles F. Dolan 2009 Family Trust FBO Marianne Dolan Weber disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

CUSIP NO. 00164V 103

1.	Name of Reporting Person CFD 2009 Family Trust FBO Deborah A. Dolan-Sweeney
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds 00 – See Item 3 of Statement
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization U.S.A.
Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 109,358
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 109,358
	10.	Shared Dispositive Power 0
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 109,358
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☒*
13.	Percent of Class Represented by Amount in Row (11) 0.2%
14.	Type of Reporting Person OO

*	Excludes 11,675,050 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by other Reporting Persons hereto as to which the Charles F. Dolan 2009 Family Trust FBO Deborah A. Dolan-Sweeney disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

CUSIP NO. 00164V 103

1.	Name of Reporting Person Ryan Dolan 1989 Trust
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds 00 – See Item 3 of Statement
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization U.S.A.
Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 15,156
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 15,156
	10.	Shared Dispositive Power 0
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 15,156
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☒*
13.	Percent of Class Represented by Amount in Row (11) 0.0%
14.	Type of Reporting Person OO

*	Excludes 11,769,252 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by other Reporting Persons hereto as to which the Ryan Dolan 1989 Trust disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

CUSIP NO. 00164V 103

1.	Name of Reporting Person Tara Dolan 1989 Trust
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds 00 – See Item 3 of Statement
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization U.S.A.
Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 15,156
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 15,156
	10.	Shared Dispositive Power 0
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 15,156
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☒*
13.	Percent of Class Represented by Amount in Row (11) 0.0%
14.	Type of Reporting Person OO

*	Excludes 11,769,252 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by other Reporting Persons hereto as to which the Tara Dolan 1989 Trust disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

CUSIP NO. 00164V 103

1.	Name of Reporting Person Charles F. Dolan 2011 Grantor Retained Annuity Trust #1A
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds 00 – See Item 3 of Statement
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization U.S.A.
Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 637,557
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 637,557
	10.	Shared Dispositive Power 0
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 637,557
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☒*
13.	Percent of Class Represented by Amount in Row (11) 1.1%
14.	Type of Reporting Person OO

*	Excludes 11,146,851 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by other Reporting Persons hereto as to which the Charles F. Dolan 2011 Grantor Retained Annuity Trust #1A disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

CUSIP NO. 00164V 103

1.	Name of Reporting Person Helen A. Dolan 2011 Grantor Retained Annuity Trust #1A
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds 00 – See Item 3 of Statement
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization U.S.A.
Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 393,841
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 393,841
	10.	Shared Dispositive Power 0
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 393,841
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☒*
13.	Percent of Class Represented by Amount in Row (11) 0.7%
14.	Type of Reporting Person OO

*	Excludes 11,390,567 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by other Reporting Persons hereto as to which the Helen A. Dolan 2011 Grantor Retained Annuity Trust #1A disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

CUSIP NO. 00164V 103

1.	Name of Reporting Person CFD 2010 Grandchildren Trust FBO Descendants of James L. Dolan
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds 00 – See Item 3 of Statement
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization U.S.A.
Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 34,060
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 34,060
	10.	Shared Dispositive Power 0
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 34,060
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☒*
13.	Percent of Class Represented by Amount in Row (11) 0.1%
14.	Type of Reporting Person OO

*	Excludes 11,750,348 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by other Reporting Persons hereto as to which the CFD 2010 Grandchildren Trust FBO Descendants of James L. Dolan disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

CUSIP NO. 00164V 103

1.	Name of Reporting Person CFD 2010 Grandchildren Trust FBO Descendants of Patrick F. Dolan
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds 00 – See Item 3 of Statement
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization U.S.A.
Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 375,302
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 375,302
	10.	Shared Dispositive Power 0
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 375,302
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☒*
13.	Percent of Class Represented by Amount in Row (11) 0.6%
14.	Type of Reporting Person OO

*	Excludes 11,409,106 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by other Reporting Persons hereto as to which the CFD 2010 Grandchildren Trust FBO Descendants of Patrick F. Dolan disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

CUSIP NO. 00164V 103

1.	Name of Reporting Person CFD 2010 Grandchildren Trust FBO Descendants of Kathleen M. Dolan
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds 00 – See Item 3 of Statement
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization U.S.A.
Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 375,302
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 375,302
	10.	Shared Dispositive Power 0
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 375,302
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☒*
13.	Percent of Class Represented by Amount in Row (11) 0.6%
14.	Type of Reporting Person OO

*	Excludes 11,409,106 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by other Reporting Persons hereto as to which the CFD 2010 Grandchildren Trust FBO Descendants of Kathleen M. Dolan disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

CUSIP NO. 00164V 103

1.	Name of Reporting Person CFD 2010 Grandchildren Trust FBO Descendants of Marianne E. Dolan Weber
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds 00 – See Item 3 of Statement
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization U.S.A.
Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 375,302
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 375,302
	10.	Shared Dispositive Power 0
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 375,302
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☒*
13.	Percent of Class Represented by Amount in Row (11) 0.6%
14.	Type of Reporting Person OO

*	Excludes 11,409,106 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by other Reporting Persons hereto as to which the CFD 2010 Grandchildren Trust FBO Descendants of Marianne E. Dolan Weber disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

CUSIP NO. 00164V 103

1.	Name of Reporting Person CFD 2010 Grandchildren Trust FBO Descendants of Deborah A. Dolan-Sweeney
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds 00 – See Item 3 of Statement
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization U.S.A.
Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 375,302
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 375,302
	10.	Shared Dispositive Power 0
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 375,302
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☒*
13.	Percent of Class Represented by Amount in Row (11) 0.6%
14.	Type of Reporting Person OO

*	Excludes 11,409,106 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by other Reporting Persons hereto as to which the CFD 2010 Grandchildren Trust FBO Descendants of Deborah A. Dolan-Sweeney disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

CUSIP NO. 00164V 103

1.	Name of Reporting Person Charles F. Dolan 2012 Descendants Trust
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds 00 – See Item 3 of Statement
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization U.S.A.
Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 109,322
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 109,322
	10.	Shared Dispositive Power 0
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 109,322
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☒*
13.	Percent of Class Represented by Amount in Row (11) 0.2%
14.	Type of Reporting Person OO

*	Excludes 11,675,086 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by other Reporting Persons hereto as to which the Charles F. Dolan 2012 Descendants Trust disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

CUSIP NO. 00164V 103

1.	Name of Reporting Person Kathleen M. Dolan 2012 Descendants Trust
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds 00 – See Item 3 of Statement
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization U.S.A.
Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 99,960
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 99,960
	10.	Shared Dispositive Power 0
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 99,960
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☒*
13.	Percent of Class Represented by Amount in Row (11) 0.2%
14.	Type of Reporting Person OO

*	Excludes 11,684,448 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by other Reporting Persons hereto as to which the Kathleen M. Dolan 2012 Descendants Trust disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

CUSIP NO. 00164V 103

1.	Name of Reporting Person Deborah A. Dolan-Sweeney 2012 Descendants Trust
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds 00 – See Item 3 of Statement
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization U.S.A.
Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 197,645
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 197,645
	10.	Shared Dispositive Power 0
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 197,645
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☒*
13.	Percent of Class Represented by Amount in Row (11) 0.3%
14.	Type of Reporting Person OO

*	Excludes 11,586,763 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by other Reporting Persons hereto as to which the Deborah A. Dolan-Sweeney 2012 Descendants Trust disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

CUSIP NO. 00164V 103

1.	Name of Reporting Person Marianne E. Dolan Weber 2012 Descendants Trust
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds 00 – See Item 3 of Statement
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization U.S.A.
Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 99,960
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 99,960
	10.	Shared Dispositive Power 0
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 99,960
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☒*
13.	Percent of Class Represented by Amount in Row (11) 0.2%
14.	Type of Reporting Person OO

*	Excludes 11,684,448 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by other Reporting Persons hereto as to which the Marianne E. Dolan Weber 2012 Descendants Trust disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

CUSIP NO. 00164V 103

1.	Name of Reporting Person Patrick F. Dolan 2012 Descendants Trust
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds 00 – See Item 3 of Statement
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization U.S.A.
Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 102,032
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 102,032
	10.	Shared Dispositive Power 0
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 102,032
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☒*
13.	Percent of Class Represented by Amount in Row (11) 0.2%
14.	Type of Reporting Person OO

*	Excludes 11,682,376 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by other Reporting Persons hereto as to which the Patrick F. Dolan 2012 Descendants Trust disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

AMENDMENT NO. 4 TO SCHEDULE 13D

This Amendment to Schedule 13D is being filed jointly by (i) the individuals (in their individual capacity and/or as trustee or co-trustee of specified trusts) and trusts listed in Item 2(a) below (the “Group Members”) who may be deemed to beneficially own all of the shares of Class B Common Stock of AMC Networks Inc. (the “Issuer”), par value $.01 per share (the “Class B Common Stock”), which are convertible share for share at the option of the holder into Class A Common Stock of the Issuer, par value $.01 per share (the “Class A Common Stock,” and together with the Class B Common Stock, the “Common Stock”), and a certain number of shares of Class A Common Stock, in each case as described herein, and (ii) the Charles F. Dolan 2012 Descendants Trust, the Kathleen M. Dolan 2012 Descendants Trust, the Deborah A. Dolan-Sweeney 2012 Descendants Trust, the Marianne E. Dolan Weber 2012 Descendants Trust and the Patrick F. Dolan 2012 Descendants Trust (collectively, the “2012 Descendants Trusts” and individually, a “2012 Descendants Trust”), to reflect the addition of the 2012 Descendants Trusts as new Group Members (the “New Group Members”) and certain transactions in Issuer securities as described below.

The Schedule 13D (the “Schedule”) filed by the original Group Members on June 30, 2011, as amended and supplemented by Amendment No. 1 filed on September 16, 2011, Amendment No. 2 filed on November 18, 2011 and Amendment No. 3 filed on August 16, 2012, is hereby amended and supplemented by the Reporting Persons as set forth below in this Amendment No. 4.

Item 2 Identity and Background.

The disclosure in Item 2 is hereby amended by amending and restating part (a) thereof as follows:

(a) The names of the Reporting Persons who are Group Members are: Charles F. Dolan, individually and as Trustee of the Charles F. Dolan 2011 Grantor Retained Annuity Trust #1A (the “CFD 2011 GRAT #1A”) and the Charles F. Dolan 2009 Revocable Trust (the “CFD 2009 Trust”); Helen A. Dolan, individually and as Trustee of the Helen A. Dolan 2011 Grantor Retained Annuity Trust #1A (the “HAD 2011 GRAT #1A”) and the Helen A. Dolan 2009 Revocable Trust (the “HAD 2009 Trust”); James L. Dolan; Thomas C. Dolan; Patrick F. Dolan; Kathleen M. Dolan, individually and as a Trustee of the Charles F. Dolan Children Trust FBO Kathleen M. Dolan, the Charles F. Dolan Children Trust FBO Deborah Dolan-Sweeney, the Charles F. Dolan Children Trust FBO Marianne Dolan Weber, the Charles F. Dolan Children Trust FBO Patrick F. Dolan, the Charles F. Dolan Children Trust FBO Thomas C. Dolan and the Charles F. Dolan Children Trust FBO James L. Dolan (hereinafter collectively referred to as the “Dolan Children Trusts” and individually, a “Dolan Children Trust”), and as sole Trustee of the Ryan Dolan 1989 Trust and the Tara Dolan 1989 Trust; Marianne E. Dolan Weber; Deborah A. Dolan-Sweeney, individually and as Trustee of the Marianne E. Dolan Weber 2012 Descendants Trust and the Patrick F. Dolan 2012 Descendants Trust; Lawrence J. Dolan, as a Trustee of the CFD 2009 Family Trust FBO Patrick F. Dolan, the CFD 2009 Family Trust FBO Thomas C. Dolan, the CFD 2009 Family Trust FBO James L. Dolan, the CFD 2009 Family Trust FBO Marianne E. Dolan Weber, the CFD 2009 Family Trust FBO Kathleen M. Dolan and the CFD 2009 Family Trust FBO Deborah A. Dolan-Sweeney (collectively, the “2009 Family Trusts” and individually, a “2009 Family Trust”), as a Trustee of the CFD 2010 Grandchildren Trust FBO Descendants of James L. Dolan, CFD 2010 Grandchildren Trust FBO Descendants of Kathleen M. Dolan, CFD 2010 Grandchildren Trust FBO Descendants of Deborah A. Dolan-Sweeney, CFD 2010 Grandchildren Trust FBO Descendants of Marianne E. Dolan Weber, CFD 2010 Grandchildren Trust FBO Descendants of Patrick F. Dolan (collectively, the “CFD 2010 Grandchildren Trusts” and individually, a “2010 Grandchildren Trust”) and the Charles F. Dolan 2012 Descendants Trust; David M. Dolan, as a Trustee of each of the 2009 Family Trusts, each of the CFD 2010 Grandchildren Trusts and the Charles F. Dolan

2012 Descendants Trust; Paul J. Dolan, as a Trustee of the Dolan Children Trusts FBO Kathleen M. Dolan and James L. Dolan, and the Kathleen M. Dolan 2012 Descendants Trust; Matthew J. Dolan, as a Trustee of the Dolan Children Trusts FBO Marianne Dolan Weber and Thomas C. Dolan; Mary S. Dolan, as a Trustee of the Dolan Children Trusts FBO Deborah Dolan-Sweeney and Patrick F. Dolan, and the Kathleen M. Dolan 2012 Descendants Trust; Brian G. Sweeney, as Trustee of the Deborah A. Dolan-Sweeney 2012 Descendants Trust; Dolan Children Trust FBO Kathleen M. Dolan; Dolan Children Trust FBO Marianne Dolan Weber; Dolan Children Trust FBO Deborah Dolan-Sweeney; Dolan Children Trust FBO James L. Dolan; Dolan Children Trust FBO Thomas C. Dolan; Dolan Children Trust FBO Patrick F. Dolan; 2009 Family Trust FBO James L. Dolan; 2009 Family Trust FBO Thomas C. Dolan; 2009 Family Trust FBO Patrick F. Dolan; 2009 Family Trust FBO Kathleen M. Dolan; 2009 Family Trust FBO Marianne E. Dolan Weber; 2009 Family Trust FBO Deborah A. Dolan-Sweeney; Ryan Dolan 1989 Trust; Tara Dolan 1989 Trust; CFD 2010 Grandchildren Trust FBO Descendants of Deborah A. Dolan-Sweeney; CFD 2010 Grandchildren Trust FBO Descendants of Kathleen M. Dolan; CFD 2010 Grandchildren Trust FBO Descendants of Marianne E. Dolan Weber; CFD 2010 Grandchildren Trust FBO Descendants of Patrick F. Dolan; CFD 2010 Grandchildren Trust FBO Descendants of James L. Dolan; CFD 2011 GRAT #1A; HAD 2011 GRAT #1A; the Charles F. Dolan 2012 Descendants Trust; the Kathleen M. Dolan 2012 Descendants Trust; the Deborah A. Dolan-Sweeney 2012 Descendants Trust; the Marianne E. Dolan Weber 2012 Descendants Trust; and the Patrick F. Dolan 2012 Descendants Trust. The Charles F. Dolan 2012 Descendants Trust and the Deborah A. Dolan-Sweeney 2012 Descendants Trust became Group Members on December 13, 2012. The Kathleen M. Dolan 2012 Descendants Trust and the Marianne E. Dolan Weber 2012 Descendants Trust became Group Members on December 14, 2012. The Patrick F. Dolan 2012 Descendants Trust became a Group Member on December 19, 2012.

The disclosure in Item 2(b) is hereby amended by adding the following at the end thereof:

Brian G. Sweeney:

Cablevision Systems Corporation

1111 Stewart Avenue

Bethpage, NY 11714.

2012 Descendants Trusts:

The Charles F. Dolan 2012 Descendants Trust is a trust established under the laws of the State of New York for the benefit of Charles F. Dolan’s twelve youngest grandchildren and any future grandchildren of his and has an address of Dolan Family Office, attention: Renzo Mori, 340 Crossways Park Drive, Woodbury, New York 11797.

The Kathleen M. Dolan 2012 Descendants Trust is a trust established under the laws of the State of Vermont for the benefit of her descendants and has an address of Knickerbocker Group LLC, attention: Kerrie Juras , PO Box 420, Oyster Bay, New York 11771.

The Deborah A. Dolan-Sweeney 2012 Descendants Trust is a trust established under the laws of the State of New York for the benefit of her descendants and has an address of Dolan Family Office, attention: Renzo Mori, 340 Crossways Park Drive, Woodbury, New York 11797.

The Marianne E. Dolan Weber 2012 Descendants Trust is a trust established under the laws of the State of New York for the benefit of her descendants and has an address of Knickerbocker Group LLC, attention: Kerrie Juras , PO Box 420, Oyster Bay, New York 11771.

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The Patrick F. Dolan 2012 Descendants Trust is a trust established under the laws of the State of New York for the benefit of his descendants and has an address of Dolan Family Office, attention: Renzo Mori, 340 Crossways Park Drive, Woodbury, New York 11797.

The disclosure in Item 2(d) is hereby amended by adding the following at the end thereof:

Neither Brian G. Sweeney nor any New Group Member, during the last five years, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

The disclosure in Item 2(e) is hereby amended by adding the following at the end thereof:

Neither Brian G. Sweeney nor any New Group Member, during the last five years, has been a party to a civil proceeding of a judicial body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Item 3	Source and Amount of Funds or Other Consideration

The disclosure in Item 3 is hereby amended by adding the following at the end thereof:

On December 13, 2012, Charles F. Dolan through the CFD 2009 gifted 109,322 shares of the Issuer’s Class B Common Stock to the Charles F. Dolan 2012 Descendants Trust.

On December 13, 2012, Helen A. Dolan through the HAD 2009 Trust gifted 654,919 shares of the Issuer’s Class B Common Stock to the CFD 2009 Trust.

On December 13, 2012, Deborah A. Dolan-Sweeney gifted 197,645 shares of the Issuer’s Class B Common Stock (received in a distribution from the 2009 Family Trust FBO Deborah A. Dolan-Sweeney) to the Deborah A. Dolan-Sweeney 2012 Descendants Trust.

On December 13, 2012, Charles F. Dolan through the CFD 2009 Trust and Helen A. Dolan through the HAD 2009 Trust repaid promissory notes held by each of the 2009 Family Trusts, the CFD 2010 Grandchildren Trust FBO Descendants of Kathleen M. Dolan, the CFD 2010 Grandchildren Trust FBO Descendants of Deborah A. Dolan-Sweeney, the CFD 2010 Grandchildren Trust FBO Descendants of Marianne E. Dolan Weber, and the CFD 2010 Grandchildren Trust FBO Descendants of Patrick F. Dolan with shares of the Issuer’s Class B Common Stock as described in Item 5 below.

On December 14, 2012, Kathleen M. Dolan gifted 99,960 shares of the Issuer’s Class B Common Stock (received in a distribution from the 2009 Family Trust FBO Kathleen M. Dolan) to the Kathleen M. Dolan 2012 Descendants Trust.

On December 14, 2012, Marianne E. Dolan Weber gifted 99,960 shares of the Issuer’s Class B Common Stock (received in a distribution from the 2009 Family Trust FBO Marianne E. Dolan Weber) to the Marianne E. Dolan Weber 2012 Descendants Trust.

On December 19, 2012, Patrick F. Dolan gifted 102,032 shares of the Issuer’s Class B Common Stock (received in a distribution from the 2009 Family Trust FBO Patrick F. Dolan) to the Patrick F. Dolan 2012 Descendants Trust.

Please see Item 5 for additional information regarding each of the transactions effected on December 13, 2012, December 14, 2012 and December 19, 2012. The information with respect to these transactions is incorporated by reference herein.

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Item 4	Purpose of Transaction

The disclosure in Item 4 is hereby amended by adding the following to the end thereof:

Each of the transactions described in Item 3 above effected on December 13, 2012, December 14, 2012 and December 19, 2012 was effected for estate planning purposes for Charles F. Dolan, Helen A. Dolan, Kathleen M. Dolan, Deborah A. Dolan-Sweeney, Marianne E. Dolan Weber and Patrick F. Dolan, and their respective descendants.

The option exercise transactions described in Item 5(c) were effected for tax planning and liquidity purposes.

Item 5	Interest in Securities of the Issuer

The disclosure in Item 5(a) and (b) is hereby amended and restated to read in its entirety as follows:

(a) and (b) The Group Members may be deemed to beneficially own an aggregate of 12,846,345 shares of Class A Common Stock as a result of their beneficial ownership of (i) 1,061,937 shares of Class A Common Stock (including 120,330 shares of restricted stock and options to purchase 230,750 shares of Class A Common Stock that are exercisable within sixty days of this filing), and (ii) 11,784,408 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. This aggregate amount represents approximately 18% of the total shares of the Issuer’s common stock currently outstanding. Group Members in the aggregate may be deemed to have the current shared power to vote or direct the vote of and to dispose of or direct the disposition of 11,784,408 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock (representing all outstanding Class B Common Stock) because of the terms of the Class B Stockholders’ Agreement (see Item 6 below). Individuals who are Group Members solely in their capacity as trustees of trusts that are Group Members may be deemed to beneficially own an additional 433,451 shares of Class A Common Stock. Each of the Reporting Persons disclaims beneficial ownership of the securities held by the other Reporting Persons, and this report shall not be deemed to be an admission that such person is the beneficial owner of such securities.

Charles F. Dolan may be deemed to beneficially own an aggregate of 6,038,208 shares of Class A Common Stock, including (i) 486,931 shares of Class A Common Stock (including 51,100 shares of restricted stock and options to purchase 111,000 shares of Class A Common Stock that are exercisable within sixty days of this filing) and (ii) 5,551,277 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. This aggregate amount represents approximately 9.2% of the shares of Class A Common Stock currently outstanding. He may be deemed to have (a) the sole power to vote or direct the vote of and to dispose of or to direct the disposition of 827,151 shares of Class A Common Stock (including 25,768 shares of Class A Common Stock owned of record personally, 51,100 shares of restricted stock owned of record personally and options owned of record personally to purchase 111,000 shares of Class A Common Stock that are exercisable within sixty days of this filing, 1,726 shares of Class A Common Stock owned of record by the CFD 2009 Trust and 637,557 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the CFD 2011 GRAT #1A) and (b) the current shared power to vote or direct the vote of and to dispose of or direct the disposition of 5,211,057 shares of Class A Common Stock (including 297,337 shares of Class A Common Stock owned of record by the Dolan Family

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Foundation and 4,913,270 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock, including 85,323 shares of Class B Common Stock owned of record by the HAD 2009 Trust, 393,841 shares of Class B Common Stock owned of record by the HAD 2011 GRAT #1A, 2,789,966 shares of Class B Common Stock owned of record by the 2009 Family Trusts, 1,535,268 shares of Class B Common Stock owned of record by the CFD 2010 Grandchildren Trusts and 109,322 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the Charles F. Dolan 2012 Descendants Trust). He disclaims beneficial ownership of 297,337 shares of Class A Common Stock owned of record by the Dolan Family Foundation, and 4,913,270 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock, including 85,323 shares of Class B Common Stock owned of record by the HAD 2009 Trust, 393,841 shares of Class B Common Stock owned of record by the HAD 2011 GRAT #1A, 2,789,966 shares of Class B Common Stock owned of record by the 2009 Family Trusts, 1,535,268 shares of Class B Common Stock owned of record by the CFD 2010 Grandchildren Trusts and 109,322 shares of Class B Common Stock owned of record by the Charles F. Dolan 2012 Descendants Trust, and this report shall not be deemed to be an admission that such person is the beneficial owner of such securities.

Helen A. Dolan may be deemed to beneficially own an aggregate of 6,038,208 shares of Class A Common Stock, including (i) 486,931 shares of Class A Common Stock (including 51,100 shares of restricted stock and options to purchase 111,000 shares of Class A Common Stock that are exercisable within sixty days of this filing) and (ii) 5,551,277 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. This aggregate amount represents approximately 9.2% of the shares of Class A Common Stock currently outstanding. She may be deemed to have (a) the sole power to vote or direct the vote of 479,164 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock (including 85,323 shares of Class B Common Stock owned of record by the HAD 2009 Trust and 393,841 shares of Class B Common Stock owned of record by the HAD 2011 GRAT #1A) and (b) the current shared power to vote or direct the vote of and to dispose of or direct the disposition of 5,559,044 shares of Class A Common Stock (including 297,337 shares of Class A Common Stock owned of record by the Dolan Family Foundation; 25,768 shares of Class A Common Stock, 51,100 shares of restricted stock and options to purchase 111,000 shares of Class A Common Stock exercisable within sixty days of this filing owned of record personally by her spouse, Charles F. Dolan; 1,726 shares of Class A Common Stock owned of record by the CFD 2009 Trust; and 5,072,113 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock, including 637,557 shares of Class B Common Stock owned of record by the CFD 2011 GRAT #1A, 2,789,966 shares of Class B Common Stock owned of record by the 2009 Family Trusts, 1,535,268 shares of Class B Common Stock owned of record by the CFD 2010 Grandchildren Trusts and 109,322 shares of Class B Common Stock owned of record by the Charles F. Dolan 2012 Descendants Trust). She disclaims beneficial ownership of 297,337 shares of Class A Common Stock owned of record by the Dolan Family Foundation, 25,768 shares of Class A Common Stock, 51,100 shares of restricted stock and options to purchase 111,000 shares of Class A Common Stock exercisable within sixty days of this filing owned of record personally by her spouse, and 5,072,113 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock, including 637,557 shares of Class B Common Stock owned of record by the CFD 2011 GRAT #1A, 2,789,966 shares of Class B Common Stock owned of record by the 2009 Family Trusts, 1,535,268 shares of Class B Common Stock owned of record by the CFD 2010 Grandchildren Trusts and 109,322 shares of Class B Common Stock owned of record by the Charles F. Dolan 2012 Descendants Trust, and this report shall not be deemed to be an admission that such person is the beneficial owner of such securities.

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James L. Dolan may be deemed to beneficially own an aggregate of 1,345,893 shares of Class A Common Stock, including (i) 256,406 shares of Class A Common Stock (including 52,005 shares of restricted stock and options to purchase 111,000 shares of Class A Common Stock that are exercisable within sixty days of this filing) and (ii) 1,089,487 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. This aggregate amount represents approximately 2.2% of the shares of Class A Common Stock currently outstanding. He may be deemed to have (a) the sole power to vote or direct the vote of and to dispose of or to direct the disposition of 368,754 shares of Class A Common Stock (including 41,975 shares of Class A Common Stock owned of record personally, 4,225 shares of Class A Common Stock held as custodian for one or more minor children, 49,025 shares of restricted stock owned of record personally, options owned of record personally to purchase 111,000 shares of Class A Common Stock that are exercisable within sixty days of this filing and 162,529 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record personally) and (b) the current shared power to vote or direct the vote of and to dispose of or direct the disposition of 977,139 shares of Class A Common Stock (including 1,250 shares of Class A Common Stock owned of record jointly with his spouse, 4,510 shares of Class A Common Stock owned of record personally by his spouse, 405 shares of Class A Common Stock owned of record by his spouse through a 401(k) plan, 2,980 shares of restricted stock owned of record personally by his spouse, 1,150 shares of Class A Common Stock owned of record by members of his household, and 39,886 shares of Class A Common Stock owned of record by the Dolan Children Trust for his benefit and 926,958 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the Dolan Children Trust for his benefit). He disclaims beneficial ownership of 4,225 shares of Class A Common Stock held as custodian for one or more minor children, 1,150 shares of Class A Common Stock owned of record by members of his household, 4,510 shares of Class A Common Stock owned of record personally by his spouse, 405 shares owned of record by his spouse through a 401(k) plan, 2,980 shares of restricted stock owned of record personally by his spouse and 39,886 shares of Class A Common Stock and 926,958 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the Dolan Children Trust for his benefit, and this report shall not be deemed to be an admission that such person is the beneficial owner of such securities. See Exhibit A.

Thomas C. Dolan may be deemed to beneficially own 1,016,386 shares of Class A Common Stock, including (i) 60,357 shares of Class A Common Stock (including 8,775 shares of restricted stock) and (ii) 956,029 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. This amount represents approximately 1.7% of the shares of Class A Common Stock currently outstanding. He may be deemed to have the sole power to vote or direct the vote of and to dispose of or to direct the disposition of 49,542 shares of Class A Common Stock (including 11,696 shares of Class A Common Stock owned of record personally, 8,775 shares of restricted stock owned of record personally and 29,071 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record personally) and the shared power to vote or direct the vote of and to dispose of or to direct the disposition of 39,886 shares of Class A Common Stock and 926,958 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the Dolan Children Trust for his benefit. He disclaims beneficial ownership of 39,886 shares of Class A Common Stock and 926,958 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the Dolan Children Trust for his benefit, and this report shall not be deemed to be an admission that such person is the beneficial owner of such securities. See Exhibit A.

Patrick F. Dolan may be deemed to beneficially own an aggregate of 1,078,323 shares of Class A Common Stock, including (i) 65,832 shares of Class A Common Stock (including 4,225 shares of restricted stock and options to purchase 3,000 shares of Class

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A Common Stock that are exercisable within sixty days of this filing) and (ii) 1,012,491 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. This aggregate amount represents approximately 1.8% of the shares of Class A Common Stock currently outstanding. He may be deemed to have (a) the sole power to vote or direct the vote of and to dispose of or to direct the disposition of 37,562 shares of Class A Common Stock (including 5,893 shares of Class A Common Stock owned of record personally, 4,225 shares of restricted stock owned of record personally, options to purchase 3,000 shares of Class A Common Stock that are exercisable within sixty days of this filing owned of record personally and 24,444 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record personally) and (b) the current shared power to vote or direct the vote of and to dispose of or to direct the disposition of 1,040,761 shares of Class A Common Stock (including 1,250 shares of Class A Common Stock owned of record jointly with his spouse, 525 shares of Class A Common Stock owned of record personally by his spouse, 2,300 shares of Class A Common Stock owned of record by members of his household, 775 shares of Class A Common Stock owned of record by the Daniel P. Mucci Trust (the “Mucci Trust”) for which he serves as a trustee and 47,864 shares of Class A Common Stock owned of record by the Dolan Children Trust for his benefit, 886,015 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the Dolan Children Trust for his benefit and 102,032 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the Patrick F. Dolan 2012 Descendants Trust). He disclaims beneficial ownership of 525 shares of Class A Common Stock owned of record personally by his spouse, 2,300 shares of Class A Common Stock owned of record by members of his household, 775 shares of Class A Common Stock held by the Mucci Trust and 47,864 shares of Class A Common Stock owned of record by the Dolan Children Trust for his benefit, 886,015 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the Dolan Children Trust for his benefit and 102,032 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the Patrick F. Dolan 2012 Descendants Trust, and this report shall not be deemed to be an admission that such person is the beneficial owner of such securities. See Exhibit A.

Kathleen M. Dolan may be deemed to beneficially own an aggregate of 5,879,196 shares of Class A Common Stock, including (i) 275,748 shares of Class A Common Stock and (ii) 5,603,448 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. This aggregate amount represents approximately 9.0% of the shares of Class A Common Stock currently outstanding. She may be deemed to have (a) the sole power to vote or direct the vote of and to dispose of or to direct the disposition of 39,313 shares of Class A Common Stock (including 2,220 shares of Class A Common Stock owned of record personally, 4,481 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record personally, 2,300 shares of Class A Common Stock held as custodian for one or more minor children and an aggregate of 30,312 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the Ryan Dolan 1989 Trust and the Tara Dolan 1989 Trust) and (b) the current shared power to vote or direct the vote of and to dispose of or direct the disposition of 5,839,883 shares of Class A Common Stock (including an aggregate of 271,228 shares of Class A Common Stock owned of record by the Dolan Children Trusts, an aggregate of 5,468,695 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the Dolan Children Trusts and 99,960 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the Kathleen M. Dolan 2012 Descendants Trust). She disclaims beneficial ownership of 2,300 shares of Class A Common Stock held as custodian for one or more minor children, an aggregate of 271,228 shares of Class A Common Stock owned of record by the Dolan Children Trusts and an aggregate of 5,598,967 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the Dolan Children Trusts, the Ryan Dolan 1989 Trust, the Tara Dolan 1989 Trust and the Kathleen M. Dolan 2012 Descendants Trust and this report shall not be deemed to be an admission that such person is the beneficial owner of such securities. See Exhibit A.

Marianne E. Dolan Weber may be deemed to beneficially own an aggregate of 1,050,135 shares of Class A Common Stock, including (i) 51,014 shares of Class A Common Stock (including options to purchase 2,000 shares of Class A Common Stock that are

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exercisable within sixty days of this filing) and (ii) 999,121 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. This aggregate amount represents approximately 1.7% of the shares of Class A Common Stock currently outstanding. She may be deemed to have (a) the sole power to vote or direct the vote of and to dispose of or to direct the disposition of 11,509 shares of Class A Common Stock (including options to purchase 2,000 shares of Class A Common Stock that are exercisable within sixty days of this filing owned of record personally, 8,359 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record personally and 1,150 shares of Class A Common Stock held as custodian for a minor child) and (b) the current shared power to vote or direct the vote of and to dispose of or to direct the disposition of 1,038,626 shares of Class A Common Stock (including 47,864 shares of Class A Common Stock owned by the Dolan Children Trust for her benefit, 890,802 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the Dolan Children Trust for her benefit and 99,960 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the Marianne E. Dolan Weber 2012 Descendants Trust). She disclaims beneficial ownership of 1,150 shares of Class A Common Stock held as custodian for a minor child, and 47,864 shares of Class A Common Stock owned of record by the Dolan Children Trust for her benefit, 890,802 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the Dolan Children Trust for her benefit and 99,960 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the Marianne E. Dolan Weber 2012 Descendants Trust, and this report shall not be deemed to be an admission that such person is the beneficial owner of such securities. See Exhibit A.

Deborah A. Dolan-Sweeney may be deemed to beneficially own an aggregate of 1,412,374 shares of Class A Common Stock, including (i) 88,113 shares of Class A Common Stock (including 4,225 shares of restricted stock and options to purchase 3,750 shares of Class A Common Stock that are exercisable within sixty days of this filing) and (ii) 1,324,261 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. This aggregate amount represents approximately 2.3% of the shares of Class A Common Stock currently outstanding. She may be deemed to have (a) the sole power to vote or direct the vote of and to dispose of or to direct the disposition of 207,635 shares of Class A Common Stock (including 5,643 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record personally and an aggregate of 201,992 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the Marianne E. Dolan Weber 2012 Descendants Trust and the Patrick F. Dolan 2012 Descendants Trust for which she serves as trustee) and (b) the current shared power to vote or direct the vote of and to dispose of or direct the disposition of 1,204,739 shares of Class A Common Stock (including 24,599 shares of Class A Common Stock, 4,225 shares of restricted stock and options to purchase 3,750 shares of Class A Common Stock that are exercisable within sixty days of this filing owned of record by her spouse, 7,675 shares of Class A Common Stock held by trusts for which her spouse serves as co-trustee and 47,864 shares of Class A Common Stock owned of record by the Dolan Children Trust for her benefit, 918,981 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the Dolan Children Trust for her benefit, and 197,645 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the Deborah A. Dolan-Sweeney 2012 Descendants Trust for which her spouse serves as trustee). She disclaims beneficial ownership of 24,599 shares of Class A Common Stock, 4,225 shares of restricted stock and options to purchase 3,750 shares of Class A Common Stock that are exercisable within sixty days of this filing owned of record by her spouse, 7,675 shares of Class A Common Stock held by trusts for which her spouse serves as co-trustee, 47,864 shares of Class A Common Stock and 918,981 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the Dolan Children Trust for her benefit, 197,645 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the Deborah A. Dolan-Sweeney 2012 Descendants Trust for which her spouse serves as trustee, and an aggregate of 201,992 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned

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of record by the Marianne E. Dolan Weber 2012 Descendants Trust and the Patrick F. Dolan 2012 Descendants Trust for which she serves as trustee, and this report shall not be deemed to be an admission that such person is the beneficial owner of such securities. See Exhibit A.

Lawrence J. Dolan may be deemed to beneficially own an aggregate of 4,436,856 shares of Class A Common Stock, including (i) 2,300 shares of Class A Common Stock and (ii) 4,434,556 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. This aggregate amount represents approximately 6.9% of the shares of Class A Common Stock currently outstanding. He may be deemed to have the current shared power to vote or direct the vote of and to dispose of or direct the disposition of 4,436,856 shares of Class A Common Stock (including 2,300 shares of Class A Common Stock owned of record with his spouse, an aggregate of 2,789,966 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the 2009 Family Trusts, an aggregate of 1,535,268 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the CFD 2010 Grandchildren Trusts and 109,322 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the Charles F. Dolan 2012 Descendants Trust). He disclaims beneficial ownership of an aggregate of 2,789,966 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the 2009 Family Trusts, an aggregate of 1,535,268 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the CFD 2010 Grandchildren Trusts and 109,322 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the Charles F. Dolan 2012 Descendants Trust, and this report shall not be deemed to be an admission that such person is the beneficial owner of such securities. See Exhibit A.

David M. Dolan may be deemed to beneficially own an aggregate of 4,745,044 shares of Class A Common Stock, including (i) 310,488 shares of Class A Common Stock and (ii) 4,434,556 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. This aggregate amount represents approximately 7.4% of the shares of Class A Common Stock currently outstanding. He may be deemed to have (a) the sole power to vote or direct the vote of and to dispose of or to direct the disposition of 302,176 shares of Class A Common Stock (including 2,971 shares of Class A Common Stock owned of record by the David M. Dolan Revocable Trust and 299,205 shares of Class A Common Stock owned of record by the Charles F. Dolan Charitable Remainder Trust) and (b) the current shared power to vote or direct the vote of and to dispose of or direct the disposition of 4,442,868 shares of Class A Common Stock (including 2,300 shares of Class A Common Stock owned of record jointly with his spouse, 5,250 shares of Class A Common Stock owned of record by the Ann H. Dolan Revocable Trust, 762 shares of Class A Common Stock held by his spouse as custodian for a minor child, an aggregate of 2,789,966 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the 2009 Family Trusts, an aggregate of 1,535,268 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the CFD 2010 Grandchildren Trusts, and 109,322 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the Charles F. Dolan 2012 Descendants Trust). He disclaims beneficial ownership of 299,205 shares of Class A Common Stock owned of record by the Charles F. Dolan Charitable Remainder Trust, 5,250 shares of Class A Common Stock owned of record by the Ann H. Dolan Revocable Trust, 762 shares of Class A Common Stock held by his spouse as custodian for a minor child, an aggregate of 2,789,966 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the 2009 Family Trusts, an aggregate of 1,535,268 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by

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the CFD 2010 Grandchildren Trusts and 109,322 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the Charles F. Dolan 2012 Descendants Trust, and this report shall not be deemed to be an admission that he is the beneficial owner of such securities. See Exhibit A.

Paul J. Dolan may be deemed to beneficially own an aggregate of 2,136,106 shares of Class A Common Stock, including (i) 190,207 shares of Class A Common Stock, and (ii) 1,945,899 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. This aggregate amount represents approximately 3.5% of the shares of Class A Common Stock currently outstanding. He may be deemed to have (a) the sole power to vote or direct the vote of and to dispose of or to direct the disposition of 96,550 shares of Class A Common Stock (including 5,108 shares of Class A Common Stock held as custodian for one or more minor children and 91,442 shares of Class A Common Stock owned of record by the CFD Trust No. 10) and (b) the current shared power to vote or direct the vote of and to dispose of or direct the disposition of 2,039,556 shares of Class A Common Stock (including 5,907 shares of Class A Common Stock owned of record jointly with his spouse, an aggregate of 87,750 shares of Class A Common Stock owned of record by the Dolan Children Trusts for the benefit of Kathleen M. Dolan and James L. Dolan, an aggregate of 1,845,939 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the Dolan Children Trusts for the benefit of Kathleen M. Dolan and James L. Dolan and 99,960 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the Kathleen M. Dolan 2012 Descendants Trust). He disclaims beneficial ownership of 5,108 shares of Class A Common Stock held as custodian for one or more minor children, 91,442 shares of Class A Common Stock owned of record by the CFD Trust No. 10, an aggregate of 87,750 shares of Class A Common Stock owned of record by the Dolan Children Trusts for the benefit of Kathleen M. Dolan and James L. Dolan, an aggregate of 1,845,939 shares of Class B Common Stock owned of record by the Dolan Children Trusts for the benefit of Kathleen M. Dolan and James L. Dolan, and 99,960 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the Kathleen M. Dolan 2012 Descendants Trust, and this report shall not be deemed to be an admission that he is the beneficial owner of such securities. See Exhibit A.

Matthew J. Dolan may be deemed to beneficially own an aggregate of 1,908,647 shares of Class A Common Stock, including (i) 90,887 shares of Class A Common Stock and (ii) 1,817,760 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. This aggregate amount represents approximately 3.1% of the shares of Class A Common Stock currently outstanding. He may be deemed to have (a) the sole power to vote or direct the vote of and to dispose of or to direct the disposition of 3,137 shares of Class A Common Stock (including 1,750 shares of Class A Common Stock owned of record personally and 1,387 shares of Class A Common Stock held as custodian for a minor child) and (b) the current shared power to vote or direct the vote of and to dispose of or direct the disposition of 1,905,510 shares of Class A Common Stock (including an aggregate of 87,750 shares of Class A Common stock owned of record by the Dolan Children Trusts for the benefit of Marianne Dolan Weber and Thomas C. Dolan and an aggregate of 1,817,760 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the Dolan Children Trusts for the benefit of Marianne Dolan Weber and Thomas C. Dolan). He disclaims beneficial ownership of 1,387 shares of Class A Common Stock held as custodian for a minor child, an aggregate of 87,750 shares of Class A Common Stock owned of record by the Dolan Children Trusts for the benefit of Marianne Dolan Weber and Thomas C. Dolan and an aggregate of 1,817,760 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the Dolan Children Trusts for the benefit of Marianne Dolan Weber and Thomas C. Dolan, and this report shall not be deemed to be an admission that such person is the beneficial owner of such securities. See Exhibit A.

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Mary S. Dolan may be deemed to beneficially own an aggregate of 2,015,753 shares of Class A Common Stock, including (i) 110,797 shares of Class A Common Stock and (ii) 1,904,956 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. This aggregate amount represents approximately 3.3% of the shares of Class A Common Stock currently outstanding. She may be deemed to have (a) the sole power to vote or direct the vote and to dispose of or direct the disposition of 6,810 shares of Class A Common Stock held as custodian for one or more minor children and (b) the current shared power to vote or direct the vote of and to dispose of or direct the disposition of 2,008,943 shares of Class A Common Stock (including 8,259 shares of Class A Common Stock owned of record jointly with her spouse, an aggregate of 95,728 shares of Class A Common Stock owned of record by the Dolan Children Trusts for the benefit of Deborah A. Dolan-Sweeney and Patrick F. Dolan, an aggregate of 1,804,996 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the Dolan Children Trusts for the benefit of Deborah Dolan-Sweeney and Patrick F. Dolan and 99,960 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the Kathleen M. Dolan 2012 Descendants Trust). She disclaims beneficial ownership of 6,810 shares of Class A Common Stock held as custodian for one or more minor children, an aggregate of 95,728 shares of Class A Common Stock owned of record by the Dolan Children Trusts for the benefit of Deborah Dolan-Sweeney and Patrick F. Dolan, an aggregate of 1,804,996 shares of Class A Common Stock issuable upon the conversion of Class B Common Stock owned of record by the Dolan Children Trusts for the benefit of Deborah Dolan-Sweeney and Patrick F. Dolan, and 99,960 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the Kathleen M. Dolan 2012 Descendants Trust, and this report shall not be deemed to be an admission that such person is the beneficial owner of such securities. See Exhibit A.

Brian G. Sweeney may be deemed to beneficially own an aggregate of 1,412,374 shares of Class A Common Stock, including (i) 88,113 shares of Class A Common Stock (including 4,225 shares of restricted stock and options to purchase 3,750 shares of Class A Common Stock that are exercisable within sixty days of this filing) and (ii) 1,324,261 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. This aggregate amount represents approximately 2.3% of the shares of Class A Common Stock currently outstanding. He may be deemed to have (a) the sole power to vote or direct the vote of and to dispose of or to direct the disposition of 237,894 shares of Class A Common Stock (including 24,599 shares of Class A Common Stock owned of record personally, 7,675 shares of Class A Common Stock held as custodian for one or more minor children, 4,225 shares of restricted stock owned of record personally and options owned of record personally to purchase 3,750 shares of Class A Common Stock that are exercisable within sixty days of this filing, and 197,645 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the Deborah A. Dolan-Sweeney 2012 Descendants Trust for which he serves as trustee) and (b) the current shared power to vote or direct the vote of and to dispose of or direct the disposition of 1,174,480 shares of Class A Common Stock (including an aggregate of 47,864 shares of Class A Common Stock owned of record by the Dolan Children Trust for the benefit of his spouse, 918,981 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the Dolan Children Trust for the benefit of his spouse, and an aggregate of 201,992 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the Marianne E. Dolan Weber 2012 Descendants Trust and the Patrick F. Dolan 2012 Descendants Trust for which his spouse serves as trustee). He disclaims beneficial ownership of 7,675 shares of Class A Common Stock held as custodian for one or more minor children, 47,864 shares of Class A Common Stock owned of record by the Dolan Children Trust for the benefit of his spouse, 918,981 shares of Class A Common Stock issuable upon the conversion of Class B Common Stock owned of record by the Dolan Children Trust for the benefit of his spouse, 197,645 shares of Class A Common Stock

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issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the Deborah A. Dolan-Sweeney 2012 Descendants Trust for which he serves as trustee, and an aggregate of 201,992 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the Marianne E. Dolan Weber 2012 Descendants Trust and the Patrick F. Dolan 2012 Descendants Trust for which his spouse serves as trustee, and this report shall not be deemed to be an admission that such person is the beneficial owner of such securities. See Exhibit A.

The Charles F. Dolan Children Trust FBO James L. Dolan may be deemed to beneficially own an aggregate of 966,844 shares of Class A Common Stock, including (i) 39,886 shares of Class A Common Stock and (ii) 926,958 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. Kathleen M. Dolan and Paul J. Dolan are the trustees and have the shared power to vote and dispose of the shares held by the trust. The information contained on page 16 of this Schedule 13D is hereby incorporated by reference.

The Charles F. Dolan Children Trust FBO Thomas C. Dolan may be deemed to beneficially own an aggregate of 966,844 shares of Class A Common Stock, including (i) 39,886 shares of Class A Common Stock and (ii) 926,958 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. Kathleen M. Dolan and Matthew J. Dolan are the trustees and have the shared power to vote and dispose of the shares held by the trust. The information contained on page 17 of this Schedule 13D is hereby incorporated by reference.

The Charles F. Dolan Children Trust FBO Patrick F. Dolan may be deemed to beneficially own an aggregate of 933,879 shares of Class A Common Stock, including (i) 47,864 shares of Class A Common Stock and (ii) 886,015 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. Kathleen M. Dolan and Mary S. Dolan are the trustees and have the shared power to vote and dispose of the shares held by the trust. The information contained on page 18 of this Schedule 13D is hereby incorporated by reference.

The Charles F. Dolan Children Trust FBO Kathleen M. Dolan may be deemed to beneficially own an aggregate of 966,845 shares of Class A Common Stock, including (i) 47,864 shares of Class A Common Stock and (ii) 918,981 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. Kathleen M. Dolan and Paul J. Dolan are the trustees and have the shared power to vote and dispose of the shares held by the trust. The information contained on page 19 of this Schedule 13D is hereby incorporated by reference.

The Charles F. Dolan Children Trust FBO Marianne Dolan Weber may be deemed to beneficially own an aggregate of 938,666 shares of Class A Common Stock, including (i) 47,864 shares of Class A Common Stock and (ii) 890,802 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. Kathleen M. Dolan and Matthew J. Dolan are the trustees and have the shared power to vote and dispose of the shares held by the trust. The information contained on page 20 of this Schedule 13D is hereby incorporated by reference.

The Charles F. Dolan Children Trust FBO Deborah Dolan-Sweeney may be deemed to beneficially own an aggregate of 966,845 shares of Class A Common Stock, including (i) 47,864 shares of Class A Common Stock and (ii) 918,981 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. Kathleen M. Dolan and Mary S. Dolan are the trustees and have the shared power to vote and dispose of the shares held by the trust. The information contained on page 21 of this Schedule 13D is hereby incorporated by reference.

The 2009 Family Trust FBO James L. Dolan may be deemed to beneficially own an aggregate of 828,245 shares of Class A Common Stock issuable upon conversion of an

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equal number of shares of Class B Common Stock. David M. Dolan and Lawrence J. Dolan are the trustees and have the shared power to vote and dispose of the shares held by the trust. Charles F. Dolan may be deemed to share power to direct the disposition of the shares held by the trust because he has the right to substitute assets with the trust, subject to the trustees’ reasonable satisfaction that the substitute assets received by the trust are of equal value to the trust property exchanged therefor. The information contained on page 22 of this Schedule 13D is hereby incorporated by reference.

The 2009 Family Trust FBO Thomas C. Dolan may be deemed to beneficially own an aggregate of 862,306 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. David M. Dolan and Lawrence J. Dolan are the trustees and have the shared power to vote and dispose of the shares held by the trust. Charles F. Dolan may be deemed to share power to direct the disposition of the shares held by the trust because he has the right to substitute assets with the trust, subject to the trustees’ reasonable satisfaction that the substitute assets received by the trust are of equal value to the trust property exchanged therefor. The information contained on page 23 of this Schedule 13D is hereby incorporated by reference.

The 2009 Family Trust FBO Patrick F. Dolan may be deemed to beneficially own an aggregate of 302,971 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. David M. Dolan and Lawrence J. Dolan are the trustees and have the shared power to vote and dispose of the shares held by the trust. Charles F. Dolan may be deemed to share power to direct the disposition of the shares held by the trust because he has the right to substitute assets with the trust, subject to the trustees’ reasonable satisfaction that the substitute assets received by the trust are of equal value to the trust property exchanged therefor. The information contained on page 24 of this Schedule 13D is hereby incorporated by reference.

The 2009 Family Trust FBO Kathleen M. Dolan may be deemed to beneficially own an aggregate of 312,043 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. David M. Dolan and Lawrence J. Dolan are the trustees and have the shared power to vote and dispose of the shares held by the trust. Charles F. Dolan may be deemed to share power to direct the disposition of the shares held by the trust because he has the right to substitute assets with the trust, subject to the trustees’ reasonable satisfaction that the substitute assets received by the trust are of equal value to the trust property exchanged therefor. The information contained on page 25 of this Schedule 13D is hereby incorporated by reference.

The 2009 Family Trust FBO Marianne Dolan Weber may be deemed to beneficially own an aggregate of 375,043 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. David M. Dolan and Lawrence J. Dolan are the trustees and have the shared power to vote and dispose of the shares held by the trust. Charles F. Dolan may be deemed to share power to direct the disposition of the shares held by the trust because he has the right to substitute assets with the trust, subject to the trustees’ reasonable satisfaction that the substitute assets received by the trust are of equal value to the trust property exchanged therefor. The information contained on page 26 of this Schedule 13D is hereby incorporated by reference.

The 2009 Family Trust FBO Deborah A. Dolan-Sweeney may be deemed to beneficially own an aggregate of 109,358 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. David M. Dolan and Lawrence J. Dolan are the trustees and have the shared power to vote and dispose of the shares held by the trust. Charles F. Dolan may be deemed to share power to direct the disposition of the shares held by the trust because he has the right to substitute assets with the trust, subject to the trustees’ reasonable satisfaction that the substitute assets received by the trust are of equal value to the trust property exchanged therefor The information contained on page 27 of this Schedule 13D is hereby incorporated by reference.

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The Ryan Dolan 1989 Trust may be deemed to beneficially own an aggregate of 15,156 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. Kathleen M. Dolan is the trustee and has the sole power to vote and dispose of the shares held by the trust. The information contained on page 28 of this Schedule 13D is hereby incorporated by reference.

The Tara Dolan 1989 Trust may be deemed to beneficially own an aggregate of 15,156 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. Kathleen M. Dolan is the trustee and has the sole power to vote and dispose of the shares held by the trust. The information contained on page 29 of this Schedule 13D is hereby incorporated by reference.

The Charles F. Dolan 2011 Grantor Retained Annuity Trust #1A may be deemed to beneficially own an aggregate of 637,557 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. Charles F. Dolan is the trustee and has the sole power to vote and dispose of the shares held by the trust. The information contained on page 30 of this Schedule 13D is hereby incorporated by reference.

The Helen A. Dolan 2011 Grantor Retained Annuity Trust #1A may be deemed to beneficially own an aggregate of 393,841 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. Helen A. Dolan is the trustee and has the sole power to vote and dispose of the shares held by the trust. The information contained on page 31 of this Schedule 13D is hereby incorporated by reference.

The CFD 2010 Grandchildren Trust FBO Descendants of James L. Dolan may be deemed to beneficially own an aggregate of 34,060 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. David M. Dolan and Lawrence J. Dolan are the trustees and have the shared power to vote and dispose of the shares held by the trust. Charles F. Dolan may be deemed to share power to direct the disposition of the shares held by the trust because he has the right to substitute assets with the trust, subject to the trustees’ reasonable satisfaction that the substitute assets received by the trust are of equal value to the trust property exchanged therefor. The information contained on page 32 of this Schedule 13D is hereby incorporated by reference.

The CFD 2010 Grandchildren Trust FBO Descendants of Patrick F. Dolan may be deemed to beneficially own an aggregate of 375,302 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. David M. Dolan and Lawrence J. Dolan are the trustees and have the shared power to vote and dispose of the shares held by the trust. Charles F. Dolan may be deemed to share power to direct the disposition of the shares held by the trust because he has the right to substitute assets with the trust, subject to the trustees’ reasonable satisfaction that the substitute assets received by the trust are of equal value to the trust property exchanged therefor. The information contained on page 33 of this Schedule 13D is hereby incorporated by reference.

The CFD 2010 Grandchildren Trust FBO Descendants of Kathleen M. Dolan may be deemed to beneficially own an aggregate of 375,302 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. David M. Dolan and Lawrence J. Dolan are the trustees and have the shared power to vote and dispose of the shares held by the trust. Charles F. Dolan may be deemed to share power to direct the disposition of the shares held by the trust because he has the right to substitute assets with the trust, subject to the trustees’ reasonable satisfaction that the substitute assets received by the trust are of equal value to the trust property exchanged therefor. The information contained on page 34 of this Schedule 13D is hereby incorporated by reference.

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The CFD 2010 Grandchildren Trust FBO Descendants of Marianne E. Dolan Weber may be deemed to beneficially own an aggregate of 375,302 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. David M. Dolan and Lawrence J. Dolan are the trustees and have the shared power to vote and dispose of the shares held by the trust. Charles F. Dolan may be deemed to share power to direct the disposition of the shares held by the trust because he has the right to substitute assets with the trust, subject to the trustees’ reasonable satisfaction that the substitute assets received by the trust are of equal value to the trust property exchanged therefor. The information contained on page 35 of this Schedule 13D is hereby incorporated by reference.

The CFD 2010 Grandchildren Trust FBO Descendants of Deborah A. Dolan-Sweeney may be deemed to beneficially own an aggregate of 375,302 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. David M. Dolan and Lawrence J. Dolan are the trustees and have the shared power to vote and dispose of the shares held by the trust. Charles F. Dolan may be deemed to share power to direct the disposition of the shares held by the trust because he has the right to substitute assets with the trust, subject to the trustees’ reasonable satisfaction that the substitute assets received by the trust are of equal value to the trust property exchanged therefor. The information contained on page 36 of this Schedule 13D is hereby incorporated by reference.

The Charles F. Dolan 2012 Descendants Trust may be deemed to beneficially own an aggregate of 109,322 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. David M. Dolan and Lawrence J. Dolan are the trustees and have the shared power to vote and dispose of the shares held by the trust. Charles F. Dolan may be deemed to share power to direct the disposition of the shares held by the trust because he has the right to substitute assets with the trust, subject to the trustees’ reasonable satisfaction that the substitute assets received by the trust are of equal value to the trust property exchanged therefor. The information contained on page 37 of this Schedule 13D is hereby incorporated by reference.

The Kathleen M. Dolan 2012 Descendants Trust may be deemed to beneficially own an aggregate of 99,960 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. Paul J. Dolan and Mary S. Dolan are the trustees and have the shared power to vote and dispose of the shares held by the trust. Kathleen M. Dolan may be deemed to share power to direct the disposition of the shares held by the trust because she has the right to substitute assets with the trust, subject to the trustees’ reasonable satisfaction that the substitute assets received by the trust are of equal value to the trust property exchanged therefor. The information contained on page 38 of this Schedule 13D is hereby incorporated by reference.

The Deborah A. Dolan-Sweeney 2012 Descendants Trust may be deemed to beneficially own an aggregate of 197,645 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. Brian G. Sweeney is the trustee and has the sole power to vote and dispose of the shares held by the trust. Deborah A. Dolan-Sweeney may be deemed to share power to direct the disposition of the shares held by the trust because she has the right to substitute assets with the trust, subject to the trustee’s reasonable satisfaction that the substitute assets received by the trust are of equal value to the trust property exchanged therefor. The information contained on page 39 of this Schedule 13D is hereby incorporated by reference.

The Marianne E. Dolan Weber 2012 Descendants Trust may be deemed to beneficially own an aggregate of 99,960 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. Deborah A. Dolan-Sweeney is the trustee and has the sole power to vote and dispose of the shares held by the trust. Marianne E. Dolan Weber may be deemed to share power to direct the disposition of the shares held by the trust because she has the right to substitute assets with the trust, subject to the trustee’s reasonable satisfaction that the substitute assets received by the trust are of equal value to the trust property exchanged therefor. The information contained on page 40 of this Schedule 13D is hereby incorporated by reference.

The Patrick F. Dolan 2012 Descendants Trust may be deemed to beneficially own an aggregate of 102,032 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. Deborah A. Dolan-Sweeney is the trustee and has the sole power to vote and dispose of the shares held by the trust. Patrick F. Dolan may be deemed to share power to direct the disposition of the shares held by the trust because he has the right to substitute assets with the trust, subject to the trustee’s reasonable satisfaction that the substitute assets received by the trust are of equal value to the trust property exchanged therefor. The information contained on page 41 of this Schedule 13D is hereby incorporated by reference.

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(c) The following transactions in the Issuer’s Securities have been effected by Group Members within the 60 days prior to this filing:

During the period of December 11 through December 21, 2012, James L. Dolan, in broker-assisted cashless exercises, exercised options to purchase the number of shares of Class Common Stock listed on Schedule 1. On the same day as each exercise, he sold all of the shares received on exercise in multiple trades as set forth on Schedule 1 attached hereto.

During the period of December 11 through December 21, 2012, Charles F. Dolan, in broker-assisted cashless exercises, exercised options to purchase the number of shares of Class Common Stock listed on Schedule 1. On the same day as each exercise, he sold all of the shares received on exercise in multiple trades as set forth on Schedule 1 attached hereto.

On December 13, 2012, Charles F. Dolan through the CFD 2009 Trust gifted 109,322 shares of Class B Common Stock to the Charles F. Dolan 2012 Descendants Trust. No funds were exchanged in connection with such transfer of shares of the Issuer’s Class B Common Stock.

On December 13, 2012, Helen A. Dolan through the HAD 2009 Trust gifted 654,919 shares of Class B Common Stock to the CFD 2009 Trust. No funds were exchanged in connection with such transfer of shares of the Issuer’s Class B Common Stock.

On December 13, 2012, Charles F. Dolan and Helen A. Dolan repaid principal and interest on promissory notes in the amounts set forth in the table below held by the trusts listed in the table below through the transfer to each of the respective trusts of the number of shares of Class B Common Stock listed in the table below and cash in lieu of fractional shares. The shares were valued at $51.81 per share, the mean of the high and low trading price for the Class A Common Stock on December 13, 2012, for such purpose.

Number of shares of Class B Common Stock transferred to Trust	Principal and Interest Repaid by Mr. Dolan	Transferee
148,447	$7,691,039.07	CFD 2009 Family Trust FBO James L. Dolan
148,447	$7,691,039.07	CFD 2009 Family Trust FBO Thomas C. Dolan
102,932	$5,332,906.92	CFD 2009 Family Trust FBO Patrick F. Dolan
102,932	$5,332,906.92	CFD 2009 Family Trust FBO Kathleen M. Dolan
102,932	$5,332,906.92	CFD 2009 Family Trust FBO Deborah A. Dolan-Sweeney
102,932	$5,332,906.92	CFD 2009 Family Trust FBO Marianne E. Dolan Weber
45,514	$2,358,080.34	CFD 2010 Grandchildren Trust FBO Descendants of Deborah A. Dolan-Sweeney
45,514	$2,358,080.34	CFD 2010 Grandchildren Trust FBO Descendants of Kathleen M. Dolan
45,514	$2,358,080.34	CFD 2010 Grandchildren Trust FBO Descendants of Marianne E. Dolan Weber
45,514	$2,358,080.34	CFD 2010 Grandchildren Trust FBO Descendants of Patrick F. Dolan

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Number of shares of Class B Common Stock transferred to Trust	Principal and Interest Repaid by Mrs. Dolan	Transferee
20,439	$1,058,944.59	CFD 2009 Family Trust FBO James L. Dolan
20,439	$1,058,944.59	CFD 2009 Family Trust FBO Thomas C. Dolan
20,439	$1,058,944.59	CFD 2010 Grandchildren Trust FBO Descendants of Deborah A. Dolan-Sweeney
20,439	$1,058,944.59	CFD 2010 Grandchildren Trust FBO Descendants of Kathleen M. Dolan
20,439	$1,058,944.59	CFD 2010 Grandchildren Trust FBO Descendants of Marianne E. Dolan Weber
20,439	$1,058,944.59	CFD 2010 Grandchildren Trust FBO Descendants of Patrick F. Dolan

On December 13, 2012, the CFD 2009 Family Trust FBO Deborah A. Dolan-Sweeney transferred 197,645 shares of Class B Common Stock to Deborah A. Dolan-Sweeney. No funds were exchanged in connection with such transfer of shares of the Issuer’s Class B Common Stock.

On December 13, 2012, Deborah A. Dolan-Sweeney gifted 197,645 shares of Class B Common Stock to her 2012 Descendants Trust. No funds were exchanged in connection with such transfer of shares of the Issuer’s Class B Common Stock.

On December 14, 2012, each of the 2009 Family Trusts listed in the table below transferred the number of shares of Class B Common Stock listed in the table below to its respective beneficiary listed in the table below. No funds were exchanged in connection with any of such transfers of shares of the Issuer’s Class B Common Stock.

Transferor	Number of shares of Class B Common Stock	Transferee
CFD 2009 Family Trust FBO Kathleen M. Dolan	99,960	Kathleen M. Dolan
CFD 2009 Family Trust FBO Marianne E. Dolan Weber	99,960	Marianne E. Dolan Weber

58 of 88

On December 14, 2012, Kathleen M. Dolan and Marianne E. Dolan Weber gifted the number of shares of Class B Common Stock listed in the table below to her respective 2012 Descendants Trust listed in the table below. No funds were exchanged in connection with any of such transfers of shares of the Issuer’s Class B Common Stock.

Transferor	Number of shares of Class B Common Stock	Transferee
Kathleen M. Dolan	99,960	Kathleen M. Dolan 2012 Descendants Trust
Marianne E. Dolan Weber	99,960	Marianne E. Dolan Weber 2012 Descendants Trust

On December 19, 2012, the CFD 2009 Family Trust FBO Patrick F. Dolan transferred 102,032 shares of Class B Common Stock to Patrick F. Dolan. No funds were exchanged in connection with such transfer of shares of the Issuer’s Class B Common Stock.

On December 19, 2012, Patrick F. Dolan gifted the 102,032 shares of Class B Common Stock to his 2012 Descendants Trust. No funds were exchanged in connection with such transfer of shares of the Issuer’s Class B Common Stock.

(d) See Exhibit A, which is hereby incorporated by reference herein.

Item 6	Contracts, Arrangements, Understandings or Relationships with respect to Securities of the Issuer

The disclosure in the section of Item 6 entitled “THE CLASS B STOCKHOLDERS AGREEMENT” is hereby amended by adding the following after the end of the last paragraph thereof:

On December 13, 2012, the Charles F. Dolan 2012 Descendants Trust and the Deborah A. Dolan-Sweeney 2012 Descendants Trust became parties to the Class B Stockholders Agreement.

On December 14, 2012, the Kathleen M. Dolan 2012 Descendants Trust and the Marianne E. Dolan Weber 2012 Descendants Trust became parties to the Class B Stockholders Agreement.

On December 19, 2012, the Patrick F. Dolan 2012 Descendants Trust became a party to the Class B Stockholders Agreement.

59 of 88

Item 7	Material to be Filed as an Exhibit

The disclosure in Item 7 is hereby amended by amending Exhibit A to read in its entirety as Exhibit A attached hereto and supplemented by adding the following in appropriate numerical order:

Exhibit B.4: Joint Filing Agreement, dated December 21, 2012.

Exhibit C.2: Powers of Attorney for each of:

The Charles F. Dolan 2012 Descendants Trust.

The Kathleen M. Dolan 2012 Descendants Trust.

The Deborah A. Dolan-Sweeney 2012 Descendants Trust.

The Marianne E. Dolan Weber 2012 Descendants Trust.

The Patrick F. Dolan 2012 Descendants Trust.

60 of 88

Signature.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

Date: December 21, 2012

CHARLES F. DOLAN, individually, and as Trustee of the Charles F. Dolan 2009 Revocable Trust and the Charles F. Dolan 2011 Grantor Retained Annuity Trust #1A

*
Charles F. Dolan

HELEN A. DOLAN, individually, and as Trustee of the Helen A. Dolan 2009 Revocable Trust and the Helen A. Dolan 2011 Grantor Retained Annuity Trust #1A

*
Helen A. Dolan

JAMES L. DOLAN, individually

/s/ James L. Dolan
James L. Dolan

THOMAS C. DOLAN, individually

/s/ Thomas C. Dolan
Thomas C. Dolan

PATRICK F. DOLAN, individually

*
Patrick F. Dolan

MARIANNE E. DOLAN WEBER, individually

*
Marianne E. Dolan Weber

DEBORAH A. DOLAN-SWEENEY, individually, and as Trustee of the Marianne E. Dolan Weber 2012 Descendants Trust and the Patrick F. Dolan 2012 Descendants Trust

*
Deborah A. Dolan-Sweeney

61 of 88

KATHLEEN M. DOLAN, individually, and as a Trustee of the Charles F. Dolan Children Trust FBO Kathleen M. Dolan, the Charles F. Dolan Children Trust FBO Deborah Dolan-Sweeney, the Charles F. Dolan Children Trust FBO Marianne Dolan Weber, the Charles F. Dolan Children Trust FBO Patrick F. Dolan, the Charles F. Dolan Children Trust FBO Thomas C. Dolan and the Charles F. Dolan Children Trust FBO James L. Dolan, and as Trustee of the Ryan Dolan 1989 Trust and the Tara Dolan 1989 Trust

*
Kathleen M. Dolan

LAWRENCE J. DOLAN, not individually but as a Trustee of the CFD 2009 Family Trust FBO James L. Dolan, the CFD 2009 Family Trust FBO Thomas C. Dolan, the CFD 2009 Family Trust FBO Patrick F. Dolan, the CFD 2009 Family Trust FBO Kathleen M. Dolan, the CFD 2009 Family Trust FBO Marianne E. Dolan Weber, the CFD 2009 Family Trust FBO Deborah A. Dolan-Sweeney, the CFD 2010 Grandchildren Trust FBO Descendants of Kathleen M. Dolan, the CFD 2010 Grandchildren Trust FBO Descendants of Deborah A. Dolan-Sweeney, the CFD 2010 Grandchildren Trust FBO Descendants of Marianne E. Dolan Weber, the CFD 2010 Grandchildren Trust FBO Descendants of Patrick F. Dolan, the CFD 2010 Grandchildren Trust FBO Descendants of James L. Dolan and the Charles F. Dolan 2012 Descendants Trust

*
Lawrence J. Dolan

DAVID M. DOLAN, not individually but as a Trustee of the CFD 2009 Family Trust FBO James L. Dolan, the CFD 2009 Family Trust FBO Thomas C. Dolan, the CFD 2009 Family Trust FBO Patrick F. Dolan, the CFD 2009 Family Trust FBO Kathleen M. Dolan, the CFD 2009 Family Trust FBO Marianne E. Dolan Weber, the CFD 2009 Family Trust FBO Deborah A. Dolan-Sweeney, the CFD 2010 Grandchildren Trust FBO Descendants of Kathleen M. Dolan, the CFD 2010 Grandchildren Trust FBO Descendants of Deborah A. Dolan-Sweeney, the CFD 2010 Grandchildren

62 of 88

Trust FBO Descendants of Marianne E. Dolan Weber, the CFD 2010 Grandchildren Trust FBO Descendants of Patrick F. Dolan, the CFD 2010 Grandchildren Trust FBO Descendants of James L. Dolan and the Charles F. Dolan 2012 Descendants Trust

*
David M. Dolan

PAUL J. DOLAN, not individually but as a Trustee of the Charles F. Dolan Children Trust FBO Kathleen M. Dolan, the Charles F. Dolan Children Trust FBO James L. Dolan and the Kathleen M. Dolan 2012 Descendants Trust

*
Paul J. Dolan

MATTHEW J. DOLAN, not individually but as a Trustee of the Charles F. Dolan Children Trust FBO Marianne Dolan Weber and the Charles F. Dolan Children Trust FBO Thomas C. Dolan

*
Matthew J. Dolan

MARY S. DOLAN, not individually but as a Trustee of the Charles F. Dolan Children Trust FBO Deborah Dolan-Sweeney, the Charles F. Dolan Children Trust FBO Patrick F. Dolan and the Kathleen M. Dolan 2012 Descendants Trust

*
Mary S. Dolan

BRIAN G. SWEENEY, not individually but as Trustee of the Deborah A. Dolan-Sweeney 2012 Descendants Trust

/s/ Brian G. Sweeney
Brian G. Sweeney

*By:	/s/ Brian G. Sweeney
Brian G. Sweeney
As Attorney-in-Fact

63 of 88

Schedule 1

On December 11, 2012, James L. Dolan exercised options to purchase 41,666 shares of Class A Common Stock at an exercise of $9.42 per share and sold the shares received on exercise as follows:

Number of Shares of Class A Common Stock Sold	Price Per Share	Number of Shares of Class A Common Stock Sold	Price Per Share
287	$52.270	100	$52.635
101	$52.290	1,210	$52.640
98	$52.300	100	$52.645
2	$52.302	288	$52.650
158	$52.310	100	$52.655
322	$52.320	241	$52.660
200	$52.330	100	$52.670
261	$52.340	400	$52.680
100	$52.345	100	$52.685
100	$52.345	555	$52.690
100	$52.345	100	$52.695
2,394	$52.350	987	$52.700
100	$52.355	200	$52.710
921	$52.360	155	$52.720
200	$52.365	100	$52.730
424	$52.370	218	$52.740
100	$52.375	182	$52.750
324	$52.380	15	$52.760
2,017	$52.390	300	$52.780
400	$52.395	100	$52.910
191	$52.400	100	$52.930
290	$52.410	1,001	$53.000
417	$52.420	400	$53.010
500	$52.430	100	$53.015
321	$52.460	493	$53.020
200	$52.470	100	$53.027
300	$52.480	200	$53.035
100	$52.485	100	$53.050
400	$52.490	200	$53.070
300	$52.500	100	$53.075
200	$52.505	100	$53.090
591	$52.510	100	$53.110
2,596	$52.520	300	$53.140
100	$52.525	300	$53.150
1,118	$52.530	200	$53.160
100	$52.535	300	$53.170
1,627	$52.540	200	$53.180
945	$52.550	100	$53.200
218	$52.555	100	$53.210
882	$52.560	100	$53.226
200	$52.565	100	$53.230
1,365	$52.570	100	$53.240
703	$52.580	100	$53.250
450	$52.590	200	$53.260
100	$52.595	1,407	$53.300
2,059	$52.600	100	$53.320

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Number of Shares of Class A Common Stock Sold	Price Per Share	Number of Shares of Class A Common Stock Sold	Price Per Share
100	$52.602	100	$53.350
700	$52.605	400	$53.400
900	$52.610	100	$53.425
200	$52.615	100	$53.490
1,068	$52.620	100	$53.500
864	$52.630

On December 11, 2012, Charles F. Dolan exercised options to purchase 20,833 shares of Class A Common Stock at an exercise price of $8.11 per share and sold the shares received on exercise as follows:

Number of Shares of Class A Common Stock Sold	Price Per Share	Number of Shares of Class A Common Stock Sold	Price Per Share
100	$52.290	1,114	$52.640
91	$52.300	600	$52.645
9	$52.310	300	$52.650
200	$52.320	67	$52.660
300	$52.330	200	$52.670
186	$52.340	100	$52.720
100	$52.350	100	$52.730
114	$52.360	300	$52.740
100	$52.365	100	$52.750
200	$52.370	100	$52.780
200	$52.380	100	$52.820
710	$52.390	100	$52.850
2,066	$52.400	100	$52.885
100	$52.420	100	$52.910
300	$52.425	100	$52.930
1,300	$52.430	100	$53.010
174	$52.440	200	$53.000
26	$52.450	200	$53.020
200	$52.460	100	$53.050
200	$52.480	100	$53.070
100	$52.490	100	$53.095
176	$52.500	100	$53.110
200	$52.510	100	$53.130
424	$52.520	100	$53.140
900	$52.530	100	$53.150
259	$52.540	200	$53.190
300	$52.550	200	$53.200
341	$52.560	300	$53.210
700	$52.570	100	$53.230
200	$52.580	200	$53.240
300	$52.590	200	$53.250
643	$52.600	100	$53.260
200	$52.605	1,312	$53.300
200	$52.610	100	$53.350
100	$52.617	100	$53.445
1,121	$52.620	100	$53.490
300	$52.630	100	$53.500

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On December 12, 2012, James L. Dolan exercised options to purchase 14,000 shares of Class A Common Stock at an exercise price of $9.14 per share and 18,600 shares of Class A Common Stock at an exercise price of $13.55 per share and sold the shares received on exercise as follows:

Number of Shares of Class A Common Stock Sold	Price Per Share	Number of Shares of Class A Common Stock Sold	Price Per Share
100	$52.050	200	$51.950
200	$52.060	100	$51.955
100	$52.065	100	$51.960
200	$52.070	216	$51.980
373	$52.080	200	$51.990
127	$52.090	900	$52.000
300	$52.100	200	$52.005
400	$52.110	481	$52.010
716	$52.120	200	$52.015
825	$52.130	100	$52.017
500	$52.135	419	$52.020
1,384	$52.140	100	$52.025
2,500	$52.145	500	$52.030
2,475	$52.150	100	$52.035
500	$52.160	100	$52.039
500	$52.170	200	$52.050
1,000	$52.180	400	$52.055
1,100	$52.190	300	$52.060
700	$52.200	200	$52.080
100	$51.750	100	$52.100
84	$51.760	100	$52.140
100	$51.770	100	$52.180
911	$51.780	300	$52.200
100	$51.785	9	$52.210
1,184	$51.790	691	$52.220
5	$51.798	582	$52.230
100	$51.800	100	$52.250
661	$51.810	200	$52.260
339	$51.820	918	$52.270
189	$51.830	2,283	$52.300
11	$51.840	62	$52.310
100	$51.850	100	$52.360
100	$51.880	155	$52.380
200	$51.890	100	$52.520
600	$51.900	400	$52.530
200	$51.905	100	$52.570
695	$51.910	100	$52.620
100	$51.915	100	$52.630
205	$51.920	1,000	$52.650
100	$51.945

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On December 12, 2012, Charles F. Dolan exercised options to purchase 41,666 shares of Class A Common Stock at an exercise price of $9.42 per share and 6,200 shares of Class A Common Stock at an exercise price of $13.55 per share and sold the shares received on exercise as follows:

Number of Shares of Class A Common Stock Sold	Price Per Share	Number of Shares of Class A Common Stock Sold	Price Per Share
200	$51.700	600	$52.220
159	$51.720	100	$52.224
100	$51.728	1,000	$52.230
241	$51.730	200	$52.250
200	$51.740	100	$52.252
190	$51.760	100	$52.260
390	$51.770	418	$52.270
120	$51.780	600	$52.275
551	$51.790	82	$52.275
2,049	$51.800	100	$52.277
416	$51.810	200	$52.280
466	$51.820	264	$52.290
300	$51.830	300	$52.295
200	$51.835	1,800	$52.300
905	$51.840	100	$52.302
100	$51.845	4,871	$52.310
300	$51.850	200	$52.320
200	$51.860	100	$52.360
509	$51.870	8	$52.380
220	$51.880	88	$52.410
191	$51.890	2	$52.420
100	$51.895	102	$52.430
909	$51.900	100	$52.440
300	$51.904	100	$52.510
100	$51.905	500	$52.530
100	$51.909	201	$52.540
1,400	$51.910	499	$52.570
100	$51.912	100	$52.580
100	$51.914	300	$52.595
200	$51.915	100	$52.600
300	$51.918	100	$52.610
800	$51.920	100	$52.620
400	$51.930	400	$52.625
200	$51.940	600	$52.626
100	$51.945	100	$52.640
388	$51.950	1,300	$52.660
561	$51.960	100	$52.670
300	$51.970	100	$52.065
200	$51.980	100	$52.080
479	$51.990	200	$52.090
2,300	$52.000	200	$52.100
400	$52.005	300	$52.110
1,221	$52.010	100	$52.115
300	$52.015	314	$52.120
900	$52.020	486	$52.130
300	$52.025	100	$52.135
1,300	$52.030	899	$52.140
100	$52.035	100	$52.145
400	$52.040	2,107	$52.150

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Number of Shares of Class A Common Stock Sold	Price Per Share	Number of Shares of Class A Common Stock Sold	Price Per Share
100	$52.050	300	$52.160
300	$52.055	200	$52.170
500	$52.060	100	$52.180
100	$52.070	294	$52.190
100	$52.100	300	$52.200
100	$52.105	400	$52.700
100	$52.150	100	$52.705
100	$52.160	166	$52.710
400	$52.200	100	$52.730
300	$52.210	100	$52.750
200	$52.215	98	$52.830
200	$52.216	2	$52.880

On December 13, 2012, James L. Dolan exercised options to purchase 16,000 shares of Class A Common Stock at an exercise price of $9.14 per share and 40,000 shares of Class A Common Stock at an exercise price of $8.95 per share and sold the shares received on exercise as follows:

Number of Shares of Class A Common Stock Sold	Price Per Share	Number of Shares of Class A Common Stock Sold	Price Per Share
100	$50.684	400	$51.000
300	$50.710	100	$51.030
100	$50.720	100	$51.060
400	$50.730	200	$51.080
300	$50.740	100	$51.085
300	$50.750	300	$51.090
200	$50.770	100	$51.100
200	$50.780	188	$51.110
200	$50.790	200	$51.120
400	$50.830	200	$51.140
500	$50.840	212	$51.150
300	$50.850	100	$51.153
400	$50.860	200	$51.155
2,396	$50.870	100	$51.160
288	$50.880	100	$51.170
624	$50.890	400	$51.180
700	$50.900	100	$51.185
492	$50.910	200	$51.185
100	$50.911	200	$51.190
1,200	$50.920	580	$51.200
100	$50.930	220	$51.210
801	$50.940	200	$51.215
400	$50.950	200	$51.216
399	$50.960	577	$51.220
1,100	$50.970	100	$51.221
326	$50.980	212	$51.230
200	$50.981	411	$51.240
400	$50.990	100	$51.244
1,674	$51.000	400	$51.250
1,046	$51.010	200	$51.270
500	$51.020	100	$51.290
100	$51.022	100	$51.302

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Number of Shares of Class A Common Stock Sold	Price Per Share	Number of Shares of Class A Common Stock Sold	Price Per Share
754	$51.030	400	$51.306
205	$51.040	400	$51.310
409	$51.050	200	$51.320
100	$51.053	200	$51.330
484	$51.060	300	$51.340
302	$51.070	200	$51.362
200	$51.080	200	$51.370
100	$51.085	100	$51.375
100	$51.090	423	$51.390
100	$51.101	300	$51.400
300	$51.110	300	$51.408
183	$51.120	230	$51.410
100	$51.130	100	$51.426
17	$51.140	649	$51.430
100	$51.150	235	$51.440
100	$51.160	263	$51.450
100	$51.170	100	$51.456
400	$51.180	100	$51.460
91	$51.200	300	$51.470
109	$51.210	300	$51.490
100	$51.230	2,500	$51.500
200	$51.240	387	$51.510
100	$51.255	615	$51.520
2,306	$51.000	100	$51.524
100	$51.005	754	$51.530
315	$51.010	100	$51.536
100	$51.020	200	$51.540
600	$51.050	300	$51.550
200	$51.056	744	$51.560
100	$51.058	100	$51.580
200	$51.070	87	$51.590
200	$51.090	100	$51.596
100	$51.095	200	$51.602
100	$51.130	13	$51.620
300	$51.140	100	$51.630
600	$51.150	100	$51.650
200	$51.160	100	$51.680
800	$51.170	100	$51.700
200	$51.180	100	$51.810
300	$51.190	89	$51.850
200	$51.200	311	$51.870
479	$51.210	288	$51.880
300	$51.220	112	$51.890
100	$51.230	200	$51.910
300	$51.240	92	$51.920
200	$51.250	208	$51.930
100	$51.260	200	$51.940
100	$51.270	300	$51.950
591	$51.280	100	$51.960
100	$51.290	200	$51.970
200	$51.300	100	$52.000
109	$51.310	200	$52.080
100	$51.360	100	$52.120

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Number of Shares of Class A Common Stock Sold	Price Per Share	Number of Shares of Class A Common Stock Sold	Price Per Share
200	$51.370	100	$52.140
152	$51.380	100	$52.150
348	$51.390	100	$52.260
100	$51.410	100	$52.287
100	$51.450	97	$52.300
100	$51.464	3	$52.310
100	$51.464	100	$52.320
200	$51.500	200	$52.330
100	$51.516	300	$52.340
100	$51.520	100	$52.350
100	$51.540	200	$52.370
100	$51.600	100	$52.380
100	$51.630	100	$52.410
100	$51.650	100	$51.700
200	$51.660

On December 13, 2012, Charles F. Dolan exercised options to purchase 49,600 shares of Class A Common Stock at an exercise price of $13.55 per share and sold the shares received on exercise as follows:

Number of Shares of Class A Common Stock Sold	Price Per Share	Number of Shares of Class A Common Stock Sold	Price Per Share
100	$50.690	200	$51.140
100	$50.710	200	$51.147
300	$50.720	200	$51.150
200	$50.730	200	$51.155
300	$50.740	184	$51.160
300	$50.750	16	$51.170
300	$50.770	100	$51.180
463	$50.780	100	$51.185
37	$50.790	100	$51.190
400	$50.800	200	$51.195
300	$50.830	300	$51.200
400	$50.840	400	$51.210
173	$50.850	200	$51.216
100	$50.852	400	$51.220
527	$50.860	100	$51.225
1,000	$50.870	100	$51.230
100	$50.880	500	$51.240
900	$50.890	400	$51.250
440	$50.900	100	$51.260
300	$50.910	200	$51.290
201	$50.920	100	$51.300
500	$50.930	400	$51.310
599	$50.940	100	$51.316
400	$50.950	100	$51.320
200	$50.951	100	$51.330
1,400	$50.960	100	$51.331
100	$50.960	100	$51.345
700	$50.970	600	$51.350
700	$50.980	100	$51.359
200	$50.981	100	$51.360
600	$50.990	200	$51.362

70 of 88

Number of Shares of Class A Common Stock Sold	Price Per Share	Number of Shares of Class A Common Stock Sold	Price Per Share
100	$50.994	500	$51.370
900	$51.000	100	$51.388
100	$51.002	100	$51.394
500	$51.010	100	$51.400
100	$51.015	500	$51.410
774	$51.020	100	$51.415
100	$51.025	100	$51.420
826	$51.030	100	$51.430
398	$51.040	100	$51.436
10	$51.050	100	$51.440
100	$51.051	100	$51.450
526	$51.060	100	$51.454
276	$51.070	100	$51.467
200	$51.080	200	$51.470
400	$51.090	100	$51.479
100	$51.102	200	$51.480
400	$51.110	100	$51.490
100	$51.120	2,500	$51.500
100	$51.150	552	$51.510
100	$51.180	100	$51.514
100	$51.190	708	$51.520
200	$51.210	100	$51.525
100	$51.230	565	$51.530
400	$51.240	689	$51.540
100	$51.250	100	$51.545
300	$51.050	115	$51.550
100	$51.060	505	$51.560
88	$51.080	100	$51.565
212	$51.090	100	$51.570
100	$51.096	100	$51.575
200	$51.120	16	$51.580
100	$51.130	300	$51.590
200	$51.140	100	$51.600
100	$51.150	200	$51.610
200	$51.160	100	$51.630
100	$51.164	100	$51.670
100	$51.170	100	$51.705
200	$51.190	100	$52.270
200	$51.200	100	$52.530
900	$51.210	110	$51.690
300	$51.220	20	$51.700
291	$51.230	100	$51.790
100	$51.240	100	$51.810
200	$51.250	100	$51.840
200	$51.270	100	$51.870
400	$51.280	100	$51.880
9	$51.290	100	$51.890
200	$51.300	185	$51.900
200	$51.320	215	$51.910
100	$51.330	300	$51.920
26	$51.350	205	$51.930
474	$51.360	100	$51.940
200	$51.390	100	$51.950

Number of Shares of Class A Common Stock Sold	Price Per Share	Number of Shares of Class A Common Stock Sold	Price Per Share
100	$51.410	295	$51.960
200	$51.430	200	$51.970
200	$51.450	100	$52.000
200	$51.470	100	$52.080
91	$51.490	100	$52.100
83	$51.500	100	$52.130
26	$51.520	100	$52.170
200	$51.530	100	$52.230
100	$51.570	180	$52.280
100	$51.653	20	$52.300
170	$51.670	100	$52.330
100	$51.680	100	$52.340
400	$51.000	300	$52.380
100	$51.030	100	$52.390
100	$51.070	200	$52.510
200	$51.080	100	$52.518
100	$51.085	700	$52.520
100	$51.090	100	$52.540
200	$51.110	100	$52.570
300	$51.120	100	$52.628
100	$51.130

On December 14, 2012, James L. Dolan exercised options to purchase 17,362 shares of Class A Common Stock at an exercise price of $8.95 per share and sold the shares received on exercise as follows:

Number of Shares of Class A Common Stock Sold	Price Per Share	Number of Shares of Class A Common Stock Sold	Price Per Share
200	$50.590	100	$50.900
100	$50.600	400	$50.910
301	$50.610	388	$50.920
100	$50.620	412	$50.930
599	$50.630	790	$50.940
100	$50.632	415	$50.950
200	$50.640	410	$50.960
700	$50.650	361	$50.970
500	$50.660	39	$50.980
410	$50.680	200	$50.990
100	$50.690	800	$51.000
300	$50.700	200	$51.010
100	$50.700	658	$51.020
100	$50.710	100	$51.024
100	$50.722	42	$51.030
90	$50.730	300	$51.040
201	$50.740	200	$51.050
99	$50.750	100	$51.052
300	$50.760	200	$51.060
200	$50.770	100	$51.070
100	$50.790	100	$51.075
300	$50.800	100	$51.080
300	$50.810	100	$51.100
100	$50.816	100	$51.120

Number of Shares of Class A Common Stock Sold	Price Per Share	Number of Shares of Class A Common Stock Sold	Price Per Share
400	$50.820	200	$51.140
200	$50.830	100	$51.150
100	$50.834	400	$51.160
600	$50.840	100	$51.175
100	$50.850	100	$51.230
881	$50.860	100	$51.250
19	$50.867	100	$51.290
200	$50.870	62	$51.320
789	$50.880	100	$51.350
100	$50.883	100	$51.390
396	$50.890

On December 14, 2012, Charles F. Dolan exercised options to purchase 16,811 shares of Class A Common Stock at an exercise price of $8.95 per share and sold the shares received on exercise as follows:

Number of Shares of Class A Common Stock Sold	Price Per Share	Number of Shares of Class A Common Stock Sold	Price Per Share
100	$50.590	300	$50.900
91	$50.600	516	$50.910
409	$50.610	400	$50.920
300	$50.620	511	$50.930
500	$50.630	899	$50.940
100	$50.632	401	$50.950
400	$50.650	200	$50.960
600	$50.660	100	$50.968
300	$50.680	200	$50.970
100	$50.680	275	$50.980
100	$50.682	400	$50.990
100	$50.690	587	$51.000
300	$50.700	100	$51.002
100	$50.710	313	$51.010
100	$50.711	650	$51.020
200	$50.720	50	$51.030
100	$50.721	100	$51.040
100	$50.740	400	$51.060
100	$50.745	200	$51.070
400	$50.760	93	$51.090
100	$50.770	100	$51.110
187	$50.790	100	$51.125
363	$50.800	100	$51.130
50	$50.802	100	$51.140
200	$50.810	100	$51.150
200	$50.820	100	$51.179
100	$50.825	200	$51.180
500	$50.840	7	$51.190
400	$50.850	100	$51.200
100	$50.853	200	$51.220
500	$50.860	100	$51.250
100	$50.862	100	$51.270
100	$50.870	100	$51.350
709	$50.880	25	$51.390
500	$50.890	75	$51.400

On December 17, 2012, James L. Dolan exercised options to purchase 40,000 shares of Class A Common Stock at an exercise price of $8.95 per share and sold the shares received on exercise as follows:

Number of Shares of Class A Common Stock Sold	Price Per Share	Number of Shares of Class A Common Stock Sold	Price Per Share
100	$50.540	2,290	$50.900
7	$50.610	1,877	$50.910
200	$50.625	1,010	$50.920
393	$50.630	200	$50.925
100	$50.670	724	$50.930
200	$50.680	1,641	$50.940
100	$50.690	100	$50.945
100	$50.700	100	$50.949
500	$50.710	335	$50.950
100	$50.715	100	$50.955
200	$50.720	400	$50.960
800	$50.730	100	$50.962
1,123	$50.740	500	$50.970
1,200	$50.750	100	$50.975
800	$50.760	100	$50.980
100	$50.763	400	$50.990
600	$50.770	1,500	$51.000
200	$50.775	100	$51.008
540	$50.780	1,400	$51.010
617	$50.790	200	$51.020
19	$50.791	300	$51.030
100	$50.793	200	$51.040
100	$50.795	2,500	$51.050
100	$50.798	100	$51.055
200	$50.800	559	$51.060
309	$50.810	541	$51.070
200	$50.820	200	$51.080
100	$50.825	800	$51.090
600	$50.830	100	$51.095
800	$50.840	1,500	$51.100
200	$50.845	100	$51.105
367	$50.850	200	$51.110
1,360	$50.860	37	$51.130
1,667	$50.870	2,196	$51.140
1,148	$50.880	400	$51.160
540	$50.890	1,200	$51.180
100	$50.895

On December 17, 2012, Charles F. Dolan exercised options to purchase 40,000 shares of Class A Common Stock at an exercise price of $8.95 per share and sold the shares received on exercise as follows:

Number of Shares of Class A Common Stock Sold	Price Per Share	Number of Shares of Class A Common Stock Sold	Price Per Share
100	$50.570	100	$50.905
200	$50.620	933	$50.910
100	$50.625	205	$50.920
100	$50.685	1,821	$50.930
300	$50.690	1,729	$50.940
100	$50.698	345	$50.950
200	$50.700	200	$50.955
800	$50.710	617	$50.960
700	$50.720	100	$50.962
900	$50.730	100	$50.970
600	$50.740	1,131	$50.980
1,100	$50.750	100	$50.985
100	$50.753	200	$50.990
500	$50.760	683	$51.000
200	$50.761	410	$51.010
100	$50.764	200	$51.020
200	$50.765	100	$51.025
347	$50.770	200	$51.030
600	$50.780	300	$51.040
100	$50.790	2,300	$51.050
100	$50.800	2,100	$51.060
400	$50.810	800	$51.070
100	$50.815	400	$51.080
200	$50.825	400	$51.090
271	$50.830	100	$51.095
1,100	$50.840	1,400	$51.100
600	$50.850	300	$51.105
902	$50.860	200	$51.110
100	$50.865	1	$51.130
3,632	$50.870	1,690	$51.140
2,000	$50.880	100	$51.150
300	$50.885	200	$51.160
1,195	$50.890	600	$51.180
888	$50.900	800	$51.190

On December 18, 2012, James L. Dolan exercised options to purchase 53,094 shares of Class A Common Stock at an exercise price of $8.95 per share and sold the shares received on exercise as follows:

Number of Shares of Class A Common Stock Sold	Price Per Share	Number of Shares of Class A Common Stock Sold	Price Per Share
3,600	$50.500	300	$50.875
200	$50.510	1,189	$50.890
500	$50.520	2,000	$50.900
100	$50.540	227	$50.910
200	$50.550	400	$50.915
100	$50.560	100	$50.916
100	$50.575	300	$50.920

Number of Shares of Class A Common Stock Sold	Price Per Share	Number of Shares of Class A Common Stock Sold	Price Per Share
600	$50.580	600	$50.950
91	$50.590	100	$50.955
1,200	$50.600	100	$50.970
100	$50.605	400	$50.975
1,409	$50.610	200	$50.990
600	$50.620	1,900	$51.000
100	$50.630	200	$51.010
400	$50.640	140	$51.015
100	$50.645	100	$51.020
100	$50.670	100	$51.025
200	$50.685	100	$51.026
100	$50.690	100	$51.030
100	$50.692	100	$51.040
600	$50.700	164	$51.050
100	$50.705	100	$51.117
1,186	$50.710	200	$51.120
300	$50.715	293	$50.500
100	$50.719	800	$50.520
1,081	$50.720	200	$50.522
100	$50.722	400	$50.530
100	$50.725	300	$50.540
100	$50.727	201	$50.550
752	$50.730	400	$50.560
800	$50.735	800	$50.570
100	$50.740	191	$50.630
100	$50.745	9	$50.640
200	$50.750	100	$50.670
800	$50.760	100	$50.690
200	$50.770	100	$50.710
1,000	$50.775	714	$50.720
600	$50.780	986	$50.730
100	$50.785	500	$50.740
967	$50.790	500	$50.750
400	$50.795	338	$50.760
100	$50.797	362	$50.770
1,563	$50.800	444	$50.780
100	$50.805	156	$50.790
694	$50.810	400	$50.800
200	$50.815	392	$50.810
1,306	$50.820	608	$50.820
400	$50.835	100	$50.821
400	$50.845	1,000	$50.830
4,256	$50.850	500	$50.840
200	$50.855	300	$50.850
200	$50.858	682	$50.870
100	$50.859	400	$50.880
1,061	$50.860	218	$50.890
714	$50.870	600	$50.910

On December 18, 2012, Charles F. Dolan exercised options to purchase 53,000 shares of Class A Common Stock at an exercise price of $8.95 per share and sold the shares received on exercise as follows:

Number of Shares of Class A Common Stock Sold	Price Per Share	Number of Shares of Class A Common Stock Sold	Price Per Share
2,500	$50.500	600	$50.915
340	$50.510	400	$50.920
1,000	$50.519	100	$50.930
760	$50.520	300	$50.940
200	$50.540	500	$50.970
100	$50.575	400	$50.975
100	$50.580	100	$50.980
300	$50.590	100	$50.985
400	$50.600	1,421	$51.000
1,800	$50.610	200	$51.010
100	$50.615	485	$51.020
1,100	$50.620	100	$51.025
500	$50.640	100	$51.026
200	$50.645	200	$51.030
500	$50.650	200	$51.050
100	$50.655	235	$51.070
300	$50.660	65	$51.080
750	$50.670	100	$51.100
192	$50.680	300	$51.105
200	$50.685	300	$51.117
812	$50.690	100	$51.118
100	$50.692	190	$51.120
789	$50.700	500	$50.500
400	$50.705	200	$50.510
911	$50.710	100	$50.522
100	$50.715	450	$50.530
200	$50.720	50	$50.540
200	$50.730	400	$50.550
400	$50.740	300	$50.553
1,426	$50.750	100	$50.557
109	$50.760	450	$50.560
456	$50.770	450	$50.570
1,115	$50.780	100	$50.573
200	$50.785	200	$50.590
400	$50.790	100	$50.600
600	$50.795	100	$50.630
100	$50.799	100	$50.670
786	$50.800	100	$50.690
214	$50.810	200	$50.710
100	$50.815	500	$50.720
400	$50.820	900	$50.730
1,000	$50.830	200	$50.735
300	$50.840	700	$50.740
2,200	$50.850	300	$50.750
400	$50.858	744	$50.760
200	$50.860	256	$50.770
544	$50.865	300	$50.780
1,235	$50.870	200	$50.800
200	$50.875	200	$50.810

Number of Shares of Class A Common Stock Sold	Price Per Share	Number of Shares of Class A Common Stock Sold	Price Per Share
1,363	$50.880	700	$50.820
1,300	$50.885	1,414	$50.830
100	$50.888	564	$50.840
538	$50.890	86	$50.845
100	$50.894	36	$50.850
1,200	$50.895	900	$50.870
1,100	$50.900	800	$50.880
100	$50.910	200	$50.890
300	$50.915	100	$50.900
64	$50.920

On December 19, 2012, James L. Dolan exercised options to purchase 36,900 shares of Class A Common Stock at an exercise price of $8.95 per share and sold the shares received on exercise as follows:

Number of Shares of Class A Common Stock Sold	Price Per Share	Number of Shares of Class A Common Stock Sold	Price Per Share
500	$50.000	200	$49.510
100	$50.010	100	$49.515
100	$50.020	520	$49.520
200	$50.030	1,080	$49.530
107	$50.040	600	$49.540
393	$50.050	797	$49.550
400	$50.150	3	$49.552
500	$50.155	500	$49.560
200	$50.160	770	$49.570
100	$50.169	30	$49.574
800	$50.170	1,700	$49.580
300	$50.175	1,098	$49.585
100	$50.179	100	$49.589
200	$50.180	1,000	$49.590
100	$50.188	400	$49.595
200	$50.200	100	$49.597
200	$50.205	100	$49.598
100	$50.225	100	$49.599
200	$50.290	1,300	$49.600
100	$50.310	100	$49.610
600	$50.350	1,000	$49.620
100	$50.357	200	$49.625
200	$50.359	400	$49.630
200	$50.360	164	$49.640
799	$50.370	438	$49.650
100	$50.379	100	$49.660
1	$50.390	200	$49.670
400	$50.400	100	$49.680
100	$50.420	400	$49.690
100	$50.470	3,616	$49.700
100	$50.510	100	$49.705
100	$50.620	900	$49.710
100	$49.370	600	$49.720
200	$49.380	100	$49.730
300	$49.390	84	$49.740

78 of 88

Number of Shares of Class A Common Stock Sold	Price Per Share	Number of Shares of Class A Common Stock Sold	Price Per Share
100	$49.395	200	$49.750
200	$49.400	100	$49.760
100	$49.411	100	$49.770
900	$49.420	100	$49.780
300	$49.430	200	$49.800
400	$49.440	100	$49.810
200	$49.450	100	$49.820
919	$49.460	1,200	$49.830
600	$49.470	500	$49.840
981	$49.480	100	$49.850
100	$49.482	100	$49.880
900	$49.490	100	$49.885
1,000	$49.500

On December 19, 2012, Charles F. Dolan exercised options to purchase 37,040 shares of Class A Common Stock at an exercise price of $8.95 per share and sold the shares received on exercise as follows:

Number of Shares of Class A Common Stock Sold	Price Per Share	Number of Shares of Class A Common Stock Sold	Price Per Share
640	$50.000	451	$49.450
300	$50.010	800	$49.460
200	$50.020	800	$49.470
200	$50.040	932	$49.480
100	$50.050	100	$49.489
100	$50.060	968	$49.490
100	$50.090	600	$49.500
400	$50.150	800	$49.510
200	$50.155	922	$49.520
582	$50.160	100	$49.529
200	$50.165	778	$49.530
100	$50.168	260	$49.540
100	$50.169	696	$49.550
300	$50.170	344	$49.560
100	$50.175	1,100	$49.570
400	$50.180	200	$49.575
18	$50.190	900	$49.580
100	$50.210	1,300	$49.585
300	$50.230	1,800	$49.590
100	$50.240	800	$49.595
400	$50.260	544	$49.600
100	$50.265	200	$49.610
400	$50.300	132	$49.620
100	$50.306	100	$49.625
100	$50.340	164	$49.630
100	$50.350	736	$49.640
100	$50.358	824	$49.650
200	$50.359	400	$49.660
100	$50.360	200	$49.670
100	$50.375	3,700	$49.680
100	$50.385	1,500	$49.690
100	$50.395	100	$49.700

79 of 88

Number of Shares of Class A Common Stock Sold	Price Per Share	Number of Shares of Class A Common Stock Sold	Price Per Share
400	$50.400	500	$49.710
900	$50.410	100	$49.730
200	$50.500	100	$49.740
100	$50.510	80	$49.760
100	$50.730	100	$49.763
100	$49.370	120	$49.770
200	$49.380	118	$49.790
100	$49.381	100	$49.792
200	$49.390	682	$49.800
200	$49.400	400	$49.810
500	$49.410	400	$49.820
243	$49.420	100	$49.860
500	$49.430	100	$49.870
306	$49.440	200	$49.880
100	$49.441	100	$49.920

On December 20, 2012, James L. Dolan exercised options to purchase 32,819 shares of Class A Common Stock at an exercise price of $8.95 per share and sold the shares received on exercise as follows:

Number of Shares of Class A Common Stock Sold	Price Per Share	Number of Shares of Class A Common Stock Sold	Price Per Share
86	$49.200	500	$49.580
200	$49.240	100	$49.590
100	$49.250	1,900	$49.600
100	$49.253	700	$49.610
82	$49.270	100	$49.612
218	$49.280	100	$49.615
100	$49.290	100	$49.618
300	$49.310	900	$49.620
700	$49.320	100	$49.625
100	$49.325	400	$49.630
481	$49.330	100	$49.635
100	$49.335	600	$49.640
219	$49.340	300	$49.645
200	$49.350	300	$49.650
200	$49.360	183	$49.660
300	$49.370	200	$49.670
300	$49.380	68	$49.690
300	$49.390	550	$49.700
200	$49.400	100	$49.705
200	$49.410	217	$49.710
100	$49.414	100	$49.720
910	$49.420	182	$49.730
100	$49.425	200	$49.740
1,490	$49.430	100	$49.760
1,500	$49.440	1,081	$49.820
1,700	$49.450	219	$49.830
100	$49.454	400	$49.840
100	$49.455	200	$49.850
100	$49.459	300	$49.860
1,875	$49.460	100	$49.870

80 of 88

Number of Shares of Class A Common Stock Sold	Price Per Share	Number of Shares of Class A Common Stock Sold	Price Per Share
1,420	$49.470	500	$49.880
1,105	$49.480	200	$49.903
1,340	$49.490	100	$49.910
960	$49.500	100	$49.940
700	$49.510	600	$49.980
955	$49.520	200	$50.010
978	$49.530	100	$50.011
100	$49.540	100	$50.013
200	$49.540	100	$50.070
100	$49.570	100	$50.108

On December 20, 2012, Charles F. Dolan exercised options to purchase 52,514 shares of Class A Common Stock at an exercise price of $8.95 per share and sold the shares received on exercise as follows:

Number of Shares of Class A Common Stock Sold	Price Per Share	Number of Shares of Class A Common Stock Sold	Price Per Share
100	$49.170	100	$49.560
400	$49.180	200	$49.570
400	$49.190	100	$49.573
300	$49.210	300	$49.580
200	$49.220	700	$49.590
500	$49.230	4,701	$49.600
100	$49.240	200	$49.605
200	$49.250	1,647	$49.610
300	$49.260	100	$49.615
1,400	$49.270	1,200	$49.620
1,282	$49.280	200	$49.625
18	$49.290	700	$49.630
600	$49.300	400	$49.635
1,100	$49.310	1,900	$49.640
1,588	$49.320	200	$49.645
100	$49.321	500	$49.650
2,000	$49.330	700	$49.660
300	$49.340	100	$49.665
300	$49.350	300	$49.670
300	$49.370	200	$49.675
87	$49.380	100	$49.680
213	$49.390	100	$49.700
100	$49.391	300	$49.730
100	$49.399	300	$49.740
300	$49.400	100	$49.760
100	$49.410	600	$49.770
100	$49.418	100	$49.775
900	$49.420	200	$49.800
100	$49.421	100	$49.805
100	$49.425	100	$49.820
1,100	$49.430	200	$49.830
1,468	$49.440	200	$49.835
100	$49.449	100	$49.838
2,355	$49.450	500	$49.840
100	$49.450	400	$49.850

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Number of Shares of Class A Common Stock Sold	Price Per Share	Number of Shares of Class A Common Stock Sold	Price Per Share
1,900	$49.460	100	$49.855
1,500	$49.470	400	$49.860
2,140	$49.480	100	$49.865
100	$49.482	900	$49.870
100	$49.484	302	$49.880
100	$49.485	286	$49.890
1,727	$49.490	200	$49.910
800	$49.500	100	$49.980
100	$49.505	300	$50.000
1,687	$49.510	200	$50.005
909	$49.520	300	$50.010
400	$49.530	100	$50.020
100	$49.531	500	$50.070
4	$49.533	200	$50.105
200	$49.540	100	$50.230
100	$49.550

On December 21, 2012, James L. Dolan exercised options to purchase 5,600 shares of Class A Common Stock at an exercise price of $8.95 per share and sold the shares received on exercise as follows:

Number of Shares of Class A Common Stock Sold	Price Per Share	Number of Shares of Class A Common Stock Sold	Price Per Share
100	$48.780	100	$49.100
200	$48.790	100	$49.110
100	$48.800	150	$49.120
200	$48.820	200	$49.130
200	$48.830	400	$49.160
300	$48.840	300	$49.180
100	$48.844	100	$49.185
100	$48.850	200	$49.190
100	$48.860	300	$49.200
100	$48.880	300	$49.210
50	$48.890	200	$49.220
100	$49.009	200	$49.230
200	$49.010	100	$49.240
187	$49.020	300	$49.250
100	$49.030	100	$49.260
13	$49.040	100	$49.270
100	$49.080	200	$49.280

On December 21, 2012, Charles F. Dolan exercised options to purchase 21,860 shares of Class A Common Stock at an exercise price of $8.95 per share and sold the shares received on exercise as follows:

Number of Shares of Class A Common Stock Sold	Price Per Share	Number of Shares of Class A Common Stock Sold	Price Per Share
100	$48.760	100	$49.009
200	$48.790	577	$49.010
141	$48.800	100	$49.012
300	$48.820	188	$49.020
200	$48.829	100	$49.022
400	$48.830	100	$49.025
200	$48.840	400	$49.030
500	$48.850	100	$49.034
100	$48.860	200	$49.035
400	$48.870	100	$49.039
1,000	$48.880	313	$49.040
500	$48.890	387	$49.050
500	$48.895	100	$49.059
928	$48.900	300	$49.060
772	$48.910	300	$49.070
700	$48.920	100	$49.075
400	$48.930	200	$49.080
200	$48.931	100	$49.100
200	$48.939	200	$49.110
300	$48.940	200	$49.140
400	$48.941	200	$49.150
100	$48.949	600	$49.160
900	$48.950	300	$49.180
400	$48.952	200	$49.190
910	$48.960	200	$49.200
400	$48.970	300	$49.210
700	$48.980	300	$49.220
644	$48.990	500	$49.230
200	$48.999	100	$49.232
900	$49.000	100	$49.240
100	$49.002	400	$49.250
200	$49.003	300	$49.270
200	$49.006	100	$49.275

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Exhibit A

Kathleen M. Dolan is a co-Trustee of each of the Charles F. Dolan Children Trust FBO James L. Dolan (with Paul J. Dolan as co-Trustee), the Charles F. Dolan Children Trust FBO Patrick F. Dolan (with Mary S. Dolan as co-Trustee), the Charles F. Dolan Children Trust FBO Thomas C. Dolan (with Matthew J. Dolan as co-Trustee), the Charles F. Dolan Children Trust FBO Kathleen M. Dolan (with Paul J. Dolan as co-Trustee), the Charles F. Dolan Children Trust FBO Marianne Dolan Weber (with Matthew J. Dolan as co-Trustee) and the Charles F. Dolan Children Trust FBO Deborah Dolan-Sweeney (with Mary S. Dolan as co-Trustee) (hereinafter referred to, collectively, as the “Dolan Children Trusts”, and individually, as a “Dolan Children Trust”).

The following table lists each Dolan Children Trust’s name and the name of its beneficiary (each a “Current Beneficiary”).

Name of Trust	Current Beneficiary

Charles F. Dolan Children Trust FBO James L. Dolan	James L. Dolan

Charles F. Dolan Children Trust FBO Patrick F. Dolan	Patrick F. Dolan

Charles F. Dolan Children Trust FBO Thomas C. Dolan	Thomas C. Dolan

Charles F. Dolan Children Trust FBO Kathleen M. Dolan	Kathleen M. Dolan

Charles F. Dolan Children Trust FBO Marianne Dolan Weber	Marianne Dolan Weber

Charles F. Dolan Children Trust FBO Deborah Dolan-Sweeney	Deborah A. Dolan-Sweeney

For each Dolan Children Trust other than the Dolan Children Trust for the benefit of Kathleen M. Dolan, distributions of income and principal can be made in the discretion of the Trustees to the Current Beneficiary. For the Dolan Children Trust for the benefit of Kathleen M. Dolan, distributions of income and principal can be made in the discretion of the non-beneficiary Trustee to the Current Beneficiary. The Current Beneficiary of each Dolan Children Trust has the power to appoint additional or successor Trustees, including himself or herself, and to remove Trustees with respect to his or her trust. In the event that a Current Beneficiary becomes a Trustee of his or her trust, distributions of income and principal to the Current Beneficiary will be made in the discretion of the non-beneficiary Trustee. For each Dolan Children Trust, the Current Beneficiary has the power during his or her life to appoint all or part of the assets of his or her trust to or for the benefit of one or more of his or her descendants. Any unappointed portion of such trust will pass, in further trust, per stirpes to the Current Beneficiary’s then living descendants, or if none, per stirpes to the then living descendants of Charles F. Dolan, or if none, among the heirs-at-law of Charles F. Dolan.

The Current Beneficiary of any Dolan Children Trust can be said to have only a contingent economic interest in the securities of the Issuer held by such Dolan Children Trust because the non-beneficiary Trustee thereof has the sole discretion to distribute or accumulate the income from each Dolan Children Trust and the sole discretion to distribute the principal of each Dolan Children Trust to the Current Beneficiary of such Dolan Children Trust.

Kathleen M. Dolan is the sole Trustee of the Ryan Dolan 1989 Trust and the Tara Dolan 1989 Trust (together, the “CFD 1989 Grandchildren Trusts” and individually, a “CFD 1989 Grandchild Trust”).

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All of the net income of the relevant CFD 1989 Grandchild Trust is distributed to the respective beneficiary. In addition, during the continuance of the relevant CFD 1989 Grandchild Trust, the Trustee in the Trustee’s discretion may distribute the principal of the relevant CFD 1989 Grandchild Trust to or for the benefit of the respective beneficiary. Upon the respective beneficiary attaining age 40, the relevant CFD 1989 Grandchild Trust for the respective beneficiary terminates and is to be distributed to such beneficiary. If the respective beneficiary dies before attaining age 40, such beneficiary has a testamentary general power of appointment over the relevant CFD 1989 Grandchild Trust. In default of the exercise of such power of appointment, the relevant CFD 1989 Grandchild Trust will be distributed to the respective beneficiary’s then-living issue, per stirpes, or if none, to Charles F. Dolan’s then-living grandchildren, in equal shares, or if none, to Charles F. Dolan’s then-living issue, per stirpes.

Each of Lawrence J. Dolan and David M. Dolan (each, a “2009 Family Trustee” and together, the “2009 Family Trustees”) is currently a trustee of the Charles F. Dolan 2009 Family Trusts (the “2009 Family Trusts”). The property held in the 2009 Family Trusts is held in separate trusts, such that there is one trust in respect of each living child of Charles F. Dolan. The beneficiaries of each trust are the child for whom the trust was set apart and his or her descendants (each, a “Beneficiary”). As a 2009 Family Trustee, Lawrence J. Dolan has the shared power to vote and dispose of all shares held by the 2009 Family Trusts. David M. Dolan, as a 2009 Family Trustee, shares the power to vote and dispose of all shares held by the 2009 Family Trusts.

During the life of each child of Charles F. Dolan, distributions of income and principal of his or her trust can be made in the discretion of Lawrence J. Dolan and David M. Dolan, as 2009 Family Trustees, among the Beneficiaries of each such trust. After the death or incompetence of both Charles F. Dolan and Helen A. Dolan, each child of Charles F. Dolan will have the power to appoint additional or successor Trustees, including himself or herself, and to remove Trustees with respect to his or her 2009 Family Trust. In the event that a Beneficiary becomes a Trustee of his or her 2009 Family Trust, distributions of income and principal from such 2009 Family Trust will be made in the discretion of the non-beneficiary Trustee. Charles F. Dolan has the right to substitute assets with each of the 2009 Family Trusts, subject to the 2009 Family Trustees’ reasonable satisfaction that the substitute assets received by the trust are of equal value to the trust property exchanged therefor.

Each child of Charles F. Dolan has a testamentary power of appointment over the 2009 Family Trust for his or her benefit, except that any shares of Class B Common Stock can only be appointed in further trust for the benefit of any one or more of the descendants of Charles F. Dolan upon substantially the same terms as the 2009 Family Trusts. Upon the death of a child of Charles F. Dolan, the 2009 Family Trustees will distribute any remaining unappointed trust principal of such trust in continuing trust for such child’s then living descendants, per stirpes. If there are no such living descendants, then the 2009 Family Trustees will distribute any remaining trust principal to the other 2009 Family Trusts for the benefit of the then living descendants of Charles F. Dolan. If there are no such living descendants, the trust principal will be distributed to the Dolan Family Foundation or any successor thereto or, if it is not then in existence, then to a charitable organization.

Each Beneficiary has a right of withdrawal with respect to certain contributions made to his or her respective trust that constitute a gift within the meaning of Chapter 12 of the Internal Revenue Code, and that do not exceed the gift tax exclusion found in Section 2503(b) of the Code. If the right of withdrawal is not exercised, such right lapses with respect to all or a certain portion of such gift on each of the following dates: (i) 30 days following Charles F. Dolan’s death, (ii) the last day of the calendar year in which such gift is made (or 60 days following the gift, if later), and (iii) the first day of the subsequent calendar year. A donor may deny any Beneficiary the right of withdrawal with respect to a gift. To the extent of this right of withdrawal, each Beneficiary of such trust may be said to have a direct economic interest in trust assets, including, if applicable, securities of the Issuer which may be contributed as a gift to the 2009 Family Trusts. Currently, no portion of trust assets may be withdrawn by any Beneficiary pursuant to the right of withdrawal.

Except to the extent of the right of withdrawal, each Beneficiary of the 2009 Family Trusts has only a contingent economic interest in the securities of the Issuer held by the 2009 Family Trusts because Lawrence J. Dolan and David M. Dolan, as 2009 Family Trustees thereof, have the sole discretion to distribute or accumulate the income and the sole discretion to distribute the principal of the 2009 Family Trusts to each Beneficiary.

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The following table lists each 2009 Family Trust’s name and the names of its beneficiaries (each a “Current Beneficiary”).

Name of Trust	Current Beneficiaries

CFD 2009 Family Trust FBO James L. Dolan	James L. Dolan and his descendants

CFD 2009 Family Trust FBO Patrick F. Dolan	Patrick F. Dolan and his descendants

CFD 2009 Family Trust FBO Thomas C. Dolan	Thomas C. Dolan

CFD 2009 Family Trust FBO Kathleen M. Dolan	Kathleen M. Dolan and her descendants

CFD 2009 Family Trust FBO Marianne Dolan Weber	Marianne Dolan Weber and her descendants

CFD 2009 Family Trust FBO Deborah A. Dolan-Sweeney	Deborah A. Dolan-Sweeney and her descendants

Each of Lawrence J. Dolan and David M. Dolan (each, a “2010 Grandchildren Trustee” and together, the “2010 Grandchildren Trustees”) is currently a trustee of the Charles F. Dolan 2010 Grandchildren Trusts (the “2010 Grandchildren Trusts”). The property held in the 2010 Grandchildren Trusts is held in five separate trusts, such that there is one trust in respect of the descendants, respectively, of each of the following children of Charles F. Dolan: James L. Dolan, Patrick F. Dolan, Kathleen M. Dolan, Marianne Dolan Weber and Deborah A. Dolan-Sweeney. The beneficiaries of each trust are the descendants of each child for whom the trust was set apart (collectively, the “Beneficiaries”). As a 2010 Grandchildren Trustee, Lawrence J. Dolan has the shared power to vote and dispose of any shares held by the 2010 Grandchildren Trusts. David M. Dolan, as a 2010 Grandchildren Trustee, shares the power to vote and dispose of any shares held by the 2010 Grandchildren Trusts.

Distributions of income and principal of each 2010 Grandchildren Trust can be made in the discretion of Lawrence J. Dolan and David M. Dolan, as 2010 Grandchildren Trustees, to any one or more of the Beneficiaries of each such trust, without equality of treatment. After the death or incompetence of both Charles F. Dolan and Helen A. Dolan, each child of Charles F. Dolan will have the power to appoint additional or successor Trustees (not including himself or herself) and to remove Trustees with respect to the 2010 Grandchildren Trust for the benefit of his or her descendants. After the death of a child of Charles F. Dolan, a majority of the adult descendants of that child will have the power to appoint additional or successor Trustees (including themselves) and to remove Trustees with respect to the 2010 Grandchildren Trust for their benefit. In the event that a Beneficiary becomes a Trustee of the 2010 Grandchildren Trust of which he or she is a beneficiary, distributions of income and principal from such trust will be made in the discretion of the non-beneficiary Trustee. Charles F. Dolan has the right to substitute assets with each of the 2010 Grandchildren Trusts, subject to the 2010 Grandchildren Trustees’ reasonable satisfaction that the substitute assets received by the trust are of equal value to the trust property exchanged therefor.

Upon the death of the last surviving Beneficiary of a 2010 Grandchildren Trust, the 2010 Grandchildren Trustees will distribute any remaining trust principal to the other 2010 Grandchildren Trusts for the benefit of the then living descendants of Charles F. Dolan’s children. If there are no such living descendants, the trust principal will be distributed to the Dolan Family Foundation or any successor thereto or, if it is not then in existence, then to a charitable organization.

Each Beneficiary has a right of withdrawal with respect to certain contributions made to the trust of which he or she is a beneficiary that constitute a gift within the meaning of Chapter 12 of the Internal Revenue Code, and that do not exceed the gift tax exclusion found in Section 2503(b) of the Code. If the right of withdrawal is not exercised, such right lapses with respect to all or a certain portion of such gift on each of the following dates: (i) 30 days following Charles F. Dolan’s death, (ii) the last day of the calendar year in which such gift is made (or 60 days following the gift, if later), and (iii) the first day of the subsequent calendar year. A donor may deny any Beneficiary the right of withdrawal with respect to a gift.

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To the extent of this right of withdrawal, each Beneficiary of such trust may be said to have a direct economic interest in trust assets, including, if applicable, securities of the Issuer which may be contributed as a gift to the 2010 Grandchildren Trusts. Currently, no portion of trust assets may be withdrawn by any Beneficiary pursuant to the right of withdrawal.

Except to the extent of the right of withdrawal, each Beneficiary of the 2010 Grandchildren Trusts has only a contingent economic interest in any securities of the Issuer held by the 2010 Grandchildren Trusts because Lawrence J. Dolan and David M. Dolan, as 2010 Grandchildren Trustees, have the sole discretion to distribute or accumulate the income and the sole discretion to distribute the principal of the 2010 Grandchildren Trusts to the Beneficiaries.

Each of Lawrence J. Dolan and David M. Dolan (each, a “CFD 2012 Descendants Trustee” and together, the “CFD 2012 Descendants Trustees”) is currently a trustee of the Charles F. Dolan 2012 Descendants Trust (the “CFD 2012 Descendants Trust”). The property held in the CFD 2012 Descendants Trust is held in a single trust fund for the benefit of the twelve youngest grandchildren and any future grandchildren of Charles F. Dolan (each, a “Beneficiary” and collectively, the “Beneficiaries”). Lawrence J. Dolan, as a CFD 2012 Descendants Trustee, has the shared power to vote and dispose of any shares held by the CFD 2012 Descendants Trust. David M. Dolan, as a CFD 2012 Descendants Trustee, shares the power to vote and dispose of any shares held by the CFD 2012 Descendants Trust.

Until the oldest Beneficiary reaches the age of 21, distributions of income and principal of the CFD 2012 Descendants Trust may be made in the discretion of Lawrence J. Dolan and David M. Dolan, as CFD 2012 Descendants Trustees, to any one or more of the Beneficiaries, without equality of treatment. After the death or incompetence of both Charles F. Dolan and Helen A. Dolan, the children of Mr. and Mrs. Dolan who are the parents of the Beneficiaries will have the power, by majority vote, to appoint additional or successor trustees, including themselves, and to remove trustees. Charles F. Dolan has the right to substitute assets with the CFD 2012 Descendants Trust, subject to the CFD 2012 Descendants Trustees’ reasonable satisfaction that the substitute assets received by the trust are of equal value to the trust property exchanged therefor.

When the oldest Beneficiary reaches the age of 21, the CFD 2012 Descendants Trust will terminate and any remaining principal will be divided into equal shares for the Beneficiaries and will be transferred to their separate trusts under the Charles F. Dolan 2012 Grandchildren Trust. If a future grandchild is born for whom there is no separate 2012 Grandchildren Trust, the CFD 2012 Descendants Trustees are authorized to create a trust for that grandchild with the same terms as the 2012 Grandchildren Trusts and to transfer that grandchild’s share to that trust.

Each Beneficiary has a right of withdrawal with respect to certain contributions made to the CFD 2012 Descendants Trust that constitute a gift within the meaning of Chapter 12 of the Internal Revenue Code and that do not exceed the gift tax exclusion found in Section 2503(b) of the Code. If the right of withdrawal is not exercised, such right lapses with respect to all or a certain portion of such gift on each of the following dates: (i) 30 days following Charles F. Dolan’s death, (ii) the last day of the calendar year in which such gift is made (or 60 days following the gift, if later), and (iii) the first day of the subsequent calendar year. A donor may deny any Beneficiary the right of withdrawal with respect to a gift. To the extent of this right of withdrawal, each Beneficiary of such trust may be said to have a direct economic interest in trust assets, including, if applicable, securities of the Issuer which may be contributed as a gift to the CFD 2012 Descendants Trust. Currently, no portion of trust assets may be withdrawn by any Beneficiary pursuant to the right of withdrawal.

Except to the extent of the right of withdrawal, each Beneficiary of the CFD 2012 Descendants Trust has only a contingent economic interest in any securities of the Issuer held by the CFD 2012 Descendants Trust because Lawrence J. Dolan and David M. Dolan, as CFD 2012 Descendants Trustees, have the sole discretion to distribute or accumulate the income and the sole discretion to distribute the principal of the CFD 2012 Descendants Trust to the Beneficiaries.

Each of Paul J. Dolan and Mary S. Dolan is currently a trustee of the Kathleen M. Dolan 2012 Descendants Trust. Brian G. Sweeney is currently the sole trustee of the Deborah A. Dolan-Sweeney 2012 Descendants Trust. Deborah A. Dolan-Sweeney is currently the sole trustee of the Marianne E. Dolan Weber 2012 Descendants Trust and the Patrick F. Dolan 2012 Descendants Trust (each of the foregoing trusts a “2012 Descendants Trust” and collectively, the “2012 Descendants Trusts” and each of Kathleen M. Dolan, Deborah A. Dolan-Sweeney, Marianne E. Dolan Weber and Patrick F. Dolan, the “Settlor”).

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The beneficiaries of each 2012 Descendants Trust are the descendants of the Settlor of such trust as set forth in the table below (collectively, the “Beneficiaries”). Paul J. Dolan, as a trustee of the 2012 Descendants Trust for the benefit of the descendants of Kathleen M. Dolan, has the shared power to vote and dispose of any shares held by such 2012 Descendants Trust. Mary S. Dolan, as a trustee of the 2012 Descendants Trust for the benefit of the descendants of Kathleen M. Dolan, has the shared power to vote and dispose of any shares held by such 2012 Descendants Trust. Brian G. Sweeney, as the sole trustee of the 2012 Descendants Trust for the benefit of the descendants of Deborah A. Dolan-Sweeney, has the power to vote and dispose of any shares held by such 2012 Descendants Trust. Deborah A. Dolan-Sweeney, as the sole trustee of the 2012 Descendants Trust for the benefit of the descendants of Marianne E. Dolan Weber and the 2012 Descendants Trust for the benefit of the descendants of Patrick F. Dolan, has the power to vote and dispose of any shares held by such 2012 Descendants Trusts.

Distributions of income and/or principal of each 2012 Descendants Trust can be made in the discretion of its 2012 Descendants Trustee to any one or more of the Beneficiaries of each such trust, without equality of treatment. The Settlor of each 2012 Descendants Trust has the power to appoint additional or successor trustees (not including himself or herself) and to remove trustees of the 2012 Descendants Trust for the benefit of his or her descendants. Brian G. Sweeney has such power with respect to the 2012 Descendants Trust for the benefit of the descendants of Deborah A. Dolan-Sweeney after Deborah A. Dolan-Sweeney’s death. After the death of the Settlor of a 2012 Descendants Trust, the adult children of the Settlor will have the power to appoint additional or successor trustees (including themselves) of such trusts, and after their deaths, the adult grandchildren of the Settlor will have these powers. The Settlor of each 2012 Descendants Trust has the right to substitute assets with the 2012 Descendants Trust settled by him or her, subject to the reasonable satisfaction of the 2012 Descendants Trustee or Trustees of such trust that the substitute assets received by the trust are of equal value to the trust property exchanged therefor.

Each 2012 Descendants Trust terminates 21 years after the death of the last surviving descendant of Charles F. Dolan who was alive at the creation of the trust, at which point any remaining trust assets will be distributed to the Settlor’s then living descendants, per stirpes, or if none, the remaining trust property will be divided into equal shares for the then living grandchildren of Charles F. Dolan or, if none, into equal shares for the next generation of the then living descendants of Charles F. Dolan and will be distributed to those descendants or to any trust or trusts for their benefit. If there are no then living descendants of Charles F. Dolan, any remaining trust property will pass to a charitable organization or organizations.

Each Beneficiary has a right of withdrawal with respect to certain contributions made to the 2012 Descendants Trust of which he or she is a beneficiary that constitute a gift within the meaning of Chapter 12 of the Internal Revenue Code and that do not exceed the gift tax exclusion found in Section 2503(b) of the Code. If the right of withdrawal is not exercised, such right lapses with respect to all or a certain portion of such gift on each of the following dates: (i) 30 days following the Settlor’s death, (ii) the last day of the calendar year in which such gift is made (or 60 days following the gift, if later), and (iii) the first day of the subsequent calendar year. A donor may deny any Beneficiary the right of withdrawal with respect to a gift. To the extent of this right of withdrawal, each Beneficiary may be said to have a direct economic interest in assets of the trust in which he or she has a beneficial interest, including, if applicable, securities of the Issuer which may be contributed as a gift to such 2012 Descendants Trust. Currently, no portion of trust assets may be withdrawn by any Beneficiary of any 2012 Descendants Trust pursuant to the right of withdrawal.

Except to the extent of the right of withdrawal, the Beneficiaries of the 2012 Descendants Trusts have only a contingent economic interest in any securities of the Issuer held by the 2012 Descendants Trusts because the 2012 Descendants Trustee or Trustees of each such trust has the sole discretion to distribute or accumulate the income and the sole discretion to distribute the principal of the 2012 Descendants Trust to the Beneficiaries.

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The following table lists each 2012 Descendants Trust’s name and the names of its beneficiaries (each a “Current Beneficiary”).

Name of Trust	Current Beneficiaries

Charles F. Dolan 2012 Descendants Trust	Charles F. Dolan’s twelve youngest grandchildren

Kathleen M. Dolan 2012 Descendants Trust	Kathleen M. Dolan’s descendants

Marianne E. Dolan Weber 2012 Descendants Trust	Marianne E. Dolan Weber’s descendants

Deborah A. Dolan-Sweeney 2012 Descendants Trust	Deborah A. Dolan-Sweeney’s descendants

Patrick F. Dolan 2012 Descendants Trust	Patrick F. Dolan’s descendants

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